Exhibit 10(k)

LOAN AGREEMENT

Dated as of May 3, 2001

among

Oxford Receivables Company, as Borrower,

OXFORD INDUSTRIES, INC., as initial Servicer,

THREE PILLARS FUNDING CORPORATION, as Lender,

and

SUNTRUST EQUITABLE SECURITIES CORPORATION, as Administrator

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS *

Section 1.1 Defined Terms *

Section 1.2 Other Definitional Provisions. *

Section 1.3 Other Terms *

Section 1.4 Computation of Time Periods *

ARTICLE II. THE LENDER'S COMMITMENT, BORROWING PROCEDURES AND LENDER NOTE *

Section 2.1 Lender's Commitment *

Section 2.2 Borrowing Procedures *

Section 2.3 Funding *

Section 2.4 Representation and Warranty *

Section 2.5 Extension of Lender's Commitment *

Section 2.6 Voluntary Termination of Lender's Commitment; Reduction of Facility Limit *

Section 2.7 Note *

Section 2.8 Collection Account *

ARTICLE III. INTEREST, FEES, ETC. *

Section 3.1 Interest Rates *

Section 3.2 Interest Payment Dates *

Section 3.3 Interest Allocations *

Section 3.4 Fees *

Section 3.5 Computation of Interest and Fees *

ARTICLE IV. REPAYMENTS AND PREPAYMENTS; DISTRIBUTION OF COLLECTIONS *

Section 4.1 Repayments and Prepayments *

Section 4.2 Application of Collections. *

Section 4.3 Application of Certain Payments *

Section 4.4 Due Date Extension *

Section 4.5 Making of Payments *

ARTICLE V. SECURITY INTEREST *

Section 5.1 Grant of Security. *

Section 5.2 Administrator Appointed Attorney-in-Fact *

Section 5.3 Administrator May Perform *

Section 5.4 Release of Collateral *

ARTICLE VI. INCREASED COSTS, ETC. *

Section 6.1 Increased Costs *

Section 6.2 Funding Losses *

Section 6.3 Withholding Taxes. *

ARTICLE VII. CONDITIONS TO BORROWING *

Section 7.1 Initial Loan *

7.1.1 Resolutions *

7.1.2 Consents, etc *

7.1.3 Incumbency and Signatures *

7.1.4 Good Standing Certificates *

7.1.5 Financing Statements *

7.1.6 Search Reports *

7.1.7 Fee Letter; Payment of Fees *

7.1.8 Receivables Sale Agreement *

7.1.9 Opinions of Counsel *

7.1.10 Lender Note *

7.1.11 Borrowing Base Certificate *

7.1.12 Lock Box Account and Collection Account Agreements *

7.1.13 Releases *

7.1.14 Other *

Section 7.2 All Loans *

7.2.1 No Default, etc. *

7.2.2 Borrowing Request, etc. *

7.2.3 Commitment Termination Date *

7.2.4 Collateral Review *

7.2.5 Accounts *

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES *

Section 8.1 Existence and Power *

Section 8.2 Power and Authority; Due Authorization, Execution and Delivery *

Section 8.3 No Conflict *

Section 8.4 Governmental Authorization *

Section 8.5 Actions, Suits *

Section 8.6 Binding Effect *

Section 8.7 Accuracy of Information *

Section 8.8 Margin Regulations; Use of Proceeds *

Section 8.9 Good Title *

Section 8.10 Perfection *

Section 8.11 Places of Business and Locations of Records *

Section 8.12 Accounts *

Section 8.13 No Material Adverse Effect *

Section 8.14 Names *

Section 8.15 Ownership of Borrower; No Subsidiaries *

Section 8.16 Not a Holding Company or an Investment Company *

Section 8.17 Compliance with Credit and Collection Policy *

Section 8.18 Solvency *

Section 8.19 Eligible Receivables *

Section 8.20 Accuracy of Information *

Section 8.21 Sales by Originator *

ARTICLE IX. COVENANTS OF BORROWER AND SERVICER *

Section 9.1 Affirmative Covenants *

9.1.1 Compliance with Laws, Etc. *

9.1.2 Preservation of Corporate Existence *

9.1.3 Performance and Compliance with Receivables *

9.1.4 Credit and Collection Policy *

9.1.5 Reporting Requirements *

(a) Financial Statements. *

(b) Borrowing Base Certificates and Monthly Reports. *

(c) Significant Events *

(d) Servicing Certificate *

(e) Collateral Review *

(f) Other *

9.1.6 Use of Proceeds *

9.1.7 Separate Legal Entity *

9.1.8 Adverse Claims on Receivables *

9.1.9 Further Assurances *

9.1.10 Servicing *

9.1.11 Inspection *

9.1.12 Cooperation *

9.1.13 Facility *

9.1.14 Accounts *

Section 9.2 Negative Covenants *

9.2.1 Sales, Liens, Etc *

9.2.2 Mergers, Acquisitions, Sales, Subsidiaries, etc. *

9.2.3 Change in Business; Change in Credit and Collection Policy *

9.2.4 Other Debt *

9.2.5 Certificate of Incorporation and By-Laws *

9.2.6 Chief Executive Office *

9.2.7 Financing Statements *

9.2.8 Business Restrictions *

ARTICLE X. SIGNIFICANT EVENTS AND THEIR EFFECT *

Section 10.1 Events of Default *

10.1.1 Non-Payment of Loans, Etc *

10.1.2 Non-Compliance with Other Provisions *

10.1.3 Breach of Representations and Warranties *

10.1.4 Bankruptcy *

10.1.5 Tax Liens *

Section 10.2 Amortization Events *

10.2.1 Servicer Event of Default *

10.2.2 Borrowing Base Deficit *

10.2.3 Default Ratio *

10.2.4 Delinquency Ratio *

10.2.5 Dilution Ratio *

10.2.6 Accounts Receivable Turnover Ratio *

10.2.7 Event of Default *

10.2.8 Validity of Transaction Documents *

10.2.9 Termination Date *

Section 10.3 Effect of Significant Event. *

ARTICLE XI. THE SERVICER *

Section 11.1 Oxford as Initial Servicer *

Section 11.2 Certain Duties of the Servicer. *

11.2.1 Authorization to Act as Borrower's Agent *

11.2.2 Servicer to Act as Servicer. *

11.2.3 Collections. *

11.2.4 Collection Account. *

Section 11.3 Servicing Compensation *

Section 11.4 Agreement Not to Resign *

Section 11.5 Designation of Servicer *

Section 11.6 Termination *

Section 11.7 Servicer Events of Default *

11.7.1 Failure to Make Payments and Deposits *

11.7.2 Non-Compliance with Other Provisions *

11.7.3 Delegation *

11.7.4 Breach of Representations and Warranties *

11.7.5 Consolidated Tangible Net Worth *

11.7.6 Bankruptcy *

11.7.7 Judgments *

11.7.8 Cross-Default to Material Debt *

ARTICLE XII. ADMINISTRATOR *

Section 12.1 Authorization and Action *

Section 12.2 Administrator and Affiliates *

ARTICLE XIII. ASSIGNMENTS *

Section 13.1 Restrictions on Assignments *

Section 13.2 Documentation *

Section 13.3 Rights of Assignee *

Section 13.4 Notice of Assignment *

ARTICLE XIV. INDEMNIFICATION *

Section 14.1 General Indemnity of Borrower *

Section 14.2 Indemnity of Servicer *

ARTICLE XV. MISCELLANEOUS *

Section 15.1 No Waiver; Remedies *

Section 15.2 Amendments, Etc. *

Section 15.3 Notices, Etc. *

Section 15.4 Costs, Expenses and Taxes. *

Section 15.5 Binding Effect; Survival *

Section 15.6 Captions and Cross References *

Section 15.7 Severability *

Section 15.8 Governing Law *

Section 15.9 Counterparts *

Section 15.10 Submission to Jurisdiction; Waiver of Trial by Jury. *

Section 15.11 No Recourse Against Lender *

Section 15.12 No Proceedings *

Section 15.13 Confidentiality. *

Section 15.14 Entire Agreement *

EXHIBITS AND SCHEDULES

EXHIBIT A Form of Borrowing Request

EXHIBIT B Form of Lender Note

EXHIBIT C Form of Monthly Report

EXHIBIT D Form of Borrowing Base Certificate

EXHIBIT E Form of Collection Account Agreement

EXHIBIT F Form of LockBox Account Agreement

SCHEDULE 8.12 LockBoxes and LockBox Accounts

SCHEDULE 9.1.5 Collateral Review Requirements

SCHEDULE 15.3 Notice Addresses

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of May 3, 2001, among Oxford Receivables Company, a Delaware corporation ("Borrower"), OXFORD INDUSTRIES, INC., a Georgia corporation, in its capacity as the initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the "Servicer"), THREE PILLARS FUNDING CORPORATION, a Delaware corporation (together with its successors and permitted assigns, "Lender"), and SUNTRUST EQUITABLE SECURITIES CORPORATION, a Tennessee corporation, as agent and administrator for Lender (in such capacity, together with its successor and assigns in such capacity, the "Administrator").

BACKGROUND

1. Borrower desires that Lender extend financing to Borrower on the terms and subject to the conditions set forth herein.

2. Lender is willing to provide such financing on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

  DEFINITIONS

      Defined Terms

      . As used in this Agreement, (a) capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Receivables Sale Agreement (hereinafter defined) regardless of whether those capitalized terms are listed below, and (b) the following terms have the following meanings:

      "Accounts Receivable Turnover Ratio" means, on any date of determination, the ratio computed as of the most recent Calculation Date by dividing (a) the aggregate amount of Credit Sales during the 12 months ending on such Calculation Date by (b) the average month-end amount of the Aggregate Unpaid Balance of Receivables during the 12 months ending on such Calculation Date.

      "Administrator" has the meaning set forth in the preamble to this Agreement.

      "Administrator's Account" has the meaning set forth in Section 4.5.

      "Advance Rate" means the percentage equal to (a) 100% minus (b) the Reserve Percentage.

      "Adverse Claim" has the meaning specified in the Receivables Sale Agreement.

    "Affected Party" means each of Lender, any Liquidity Bank, any permitted assignee of Lender or any Liquidity Bank, any Support Provider and any holder of a participation interest in the rights and obligations of any Liquidity Bank or Credit Bank under the Liquidity Agreement or the Credit Agreement, as the case may be, Administrator and any holding company of Bank.

    "Affiliate" of any Person means any other Person that (i) directly or indirectly controls, is controlled by or is under common control with such Person or (ii) is an officer or director of such Person. A Person shall be deemed to be "controlled by" another Person if such other Person possesses, directly or indirectly, power (a) to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing partners of such other Person, or (b) to direct or cause the direction of the management and policies of such other Person whether by contract or otherwise. The word "Affiliated" has a correlative meaning.

    "Aggregate Unpaid Balance" means, on any date of determination, the aggregate Unpaid Balance of all Eligible Receivables at such time.

    "Agreement" means this Loan Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

    "Allocations" has the meaning set forth in Section 3.3.

    "Alternative Rate" means, for any Interest Period, an interest rate per annum equal to either (a) the LIBOR Rate or (b) if the LIBOR Rate is unavailable for any reason or there is less than two (2) Business Days' prior notice to the Liquidity Banks of any funding by them, the Base Rate.

    "Alternative Rate Allocation" has the meaning set forth in Section 3.3.

    "Amortization Event" means any of the events described in Section 10.2.

    "Applicable Margin" has the meaning specified in the Fee Letter.

    "Bank" means SunTrust Bank, a Georgia banking corporation.

    "Bankruptcy Code" means the Bankruptcy Code, 11 U.S.C. Section101, et seq., as amended.

    "Base Rate" means, on any date of determination, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate, or (ii) the Federal Funds Rate most recently determined by Bank plus 0.50% per annum.

    "Borrower" has the meaning set forth in the preamble to this Agreement.

    "Borrowing Base" means, on any date of determination, an amount equal to the product of (a) the Advance Rate as of the most recent Calculation Date times (b) the excess, if any, of (i) the Aggregate Unpaid Balance as of the last Business Day of the week then most recently ended over (ii) the Excess Concentration Amount for all Obligors as of the last Business Day of the week then most recently ended.

    "Borrowing Base Certificate" means a certificate, substantially in the form of Exhibit D hereto, duly executed by an authorized officer of Servicer.

    "Borrowing Base Deficit" means, on any date of determination, an amount equal to (i) the excess, if any, of (a) the aggregate principal amount of all outstanding Loans at such time over (b) the sum of the Borrowing Base (as reflected in the most recent Borrowing Base Certificate) plus (ii) all Collections on deposit in the Collection Account at such time.

    "Borrowing Request" has the meaning set forth in Section 2.2.

    "Business Day" means any day on which (a) Bank is not authorized or required to be closed for business in Atlanta, Georgia, and The Depository Trust Company of New York is open for business, and (b) commercial banks in New York City are not authorized or required to be closed and, in the case of a Rate Setting Date for Loans bearing interest by reference to the LIBOR Rate, banks are open for business in London, England.

    "Calculation Date" means the last Business Day of each Calculation Period.

    "Calculation Period" means a calendar month.

    "Charge-Off" means a Receivable not previously deemed a Defaulted Receivable that is written-off by the Servicer or should, in accordance with the Credit and Collection Policy, be written-off.

    "Closing Date" means the date of the first Loan hereunder.

    "Collateral" has the meaning set forth in Section 5.1(a).

    "Collateral Review" means a report of the independent certified public accountants of Oxford which satisfies the requirements set forth on Schedule 9.1.5.

    "Collection Account" means that certain deposit account number 8800599501 maintained with the Bank in Borrower's name which is identified as "Oxford Receivables Company Collection Account" and is pledged, on a first-priority basis, to Administrator pursuant to Section 5.1(a).

    "Collection Account Agreement" means an agreement by and among Borrower, Administrator and the Bank, in substantially the form attached hereto as Exhibit E, specifying the rights of Lender and Administrator in the Collection Account.

    "Collections" has the meaning set forth in the Receivables Sale Agreement.

    "Commercial Paper Notes" means short-term promissory notes issued by Lender to fund its Loans or investments in receivables or other financial assets.

    "Commercial Paper Rate" means, for any Interest Period for all or any portion of the related CP Allocation, a rate per annum equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which Commercial Paper Notes outstanding during such Interest Period have been or may be sold by any placement agent or commercial paper dealer selected by Administrator, plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum.

    "Commitment Termination Date" means the earliest to occur of (i) the Scheduled Commitment Termination Date, (ii) the date of any termination of the Lender's Commitment pursuant to Section 2.6, (iii) the effective date on which the Lender's Commitment is terminated pursuant to Section 10.3, (iv) the Liquidity Termination Date, (v) termination of the Credit Banks' commitments under the Credit Agreement, and (vi) the date on which any purchase or other funding is made pursuant to the Liquidity Agreement.

    "Concentration Limit" means:

    (a) for any Special Obligor, 6.0% of the Aggregate Unpaid Balance;

    (b) for any other Obligor whose short term unsecured debt ratings are (i) both "A-1+" from S&P and "P-1" from Moody's, 15.0% of the Aggregate Unpaid Balance; (ii) both "A-1" from S&P and "P-1" from Moody's, 14.0% of the Aggregate Unpaid Balance; (iii) both "A-2" from S&P and "P-2" from Moody's, 12.0% of the Aggregate Unpaid Balance; or (iv) both "A-3" from S&P and "P-3" from Moody's, 6.0% of the Aggregate Unpaid Balance; or

    (c) for any other Obligor who does not have short term unsecured debt ratings from both S&P and Moody's but has long term unsecured debt ratings from both S&P and Moody's which are (i) greater than or equal to both "AA+" by S&P and "Aa1" by Moody's, 15.0% of the Aggregate Unpaid Balance; (ii) greater than or equal to both "AA-" by S&P and "Aa3" by Moody's and less than or equal to "AA" by S&P and "Aa2" by Moody's, 14.0% of the Aggregate Unpaid Balance; (iii) greater than or equal to both "A-" by S&P and "A3" by Moody's and less than or equal to "A+" by S&P and "A1" by Moody's, 12.0% of the Aggregate Unpaid Balance; (iv) greater than or equal to both "BBB-" by S&P and "Baa3" by Moody's and less than or equal to "BBB+" by S&P and "Baa1" by Moody's, 6.0% of the Aggregate Unpaid Balance; or (v) less than "BBB-" by S&P or "Baa3" by Moody's, 3.0% of the Aggregate Unpaid Balance;

    (d) for any other Obligor who does not have short term unsecured debt ratings or long term unsecured debt ratings from both S&P and Moody's, 3.0% of the Aggregate Unpaid Balance;

    (e) for all Obligors who are residents of (i) England or (ii) any province or territory of Canada other than Quebec, The Northwest Territories and Nunavut, 5.0% of the Aggregate Unpaid Balance;

    (f) for all Receivables which provide for repayment in full of the Unpaid Balance thereof within 31-60 days after the invoice date thereof, 45% of the Aggregate Unpaid Balance; and

    (g) for all Receivables which provide for repayment in full of the Unpaid Balance thereof within 61-81 days after the invoice date thereof, 5.0% of the Aggregate Unpaid Balance;

    provided that (1) the limitations set forth in the foregoing clauses (a), (b), (c) and (d) shall apply to each specified Obligor and its Affiliates, considered as if they were one and the same Person, and (2) in the event that any Obligor has both long-term and short-term unsecured debt ratings from both S&P and Moody's, the short-term debt ratings under clause (b) above shall control.

    "Consolidated Tangible Net Worth" means at any date, with respect to any Person, the consolidated stockholders' equity of such Person and its consolidated Subsidiaries, plus the principal amount of subordinated debt of such Person, minus (to the extent reflected in determining such consolidated stockholders' equity) all intangible assets (determined in accordance with GAAP) as reported in the audited consolidated financial statements of such Person for the fiscal year in question.

    "Contract" has the meaning set forth in the Receivables Sale Agreement.

    "Covered Taxes" means Taxes other than Excluded Taxes.

    "CP Allocation" has the meaning set forth in Section 3.3.

    "CP Tranche Period" means, with respect to all or any portion of the CP Allocation, a period of days not to exceed 90 days commencing on a Business Day which period is either (a) requested by Borrower and agreed to by Lender (or by Administrator on Lender's behalf) or (b) in the absence of such request and agreement, selected by Lender (or by Administrator on Lender's behalf).

    "Credit Advance" means a drawing under a letter of credit issued pursuant to a Credit Agreement for the account of Lender, a loan to Lender under a Credit Agreement or any other advance or disbursement of funds to Lender or for Lender's account pursuant to a Credit Agreement or any such letter of credit, in each case to the extent such drawing, loan, advance or disbursement has not been repaid or reimbursed to Credit Bank in accordance with the related Credit Agreement.

    "Credit Agreement" means and includes any program-wide agreement entered into by any Credit Bank providing for the issuance of one or more letters of credit for the account of Lender, the issuance of one or more surety bonds for which Lender is obligated to reimburse the applicable Credit Bank for any drawings hereunder, the sale by Lender to any Credit Bank of receivables or other financial assets owned or held by Lender (or portions thereof) and/or the making of loans and/or other extensions of credit to Lender in connection with its commercial paper program, together with any cash collateral agreement, letter of credit, surety bond or other agreement or instrument executed and delivered in connection therewith (but excluding the Liquidity Agreement, or similar agreement, or any voluntary advance agreement).

    "Credit and Collection Policy" has the meaning set forth in the Receivables Sale Agreement

    "Credit Bank" means and includes Bank and any other or additional bank or other Person (other than Borrower or other customer of Lender or any liquidity provider as such) now or hereafter extending credit or a purchase commitment to or for the account of Lender or issuing a letter of credit, surety bond or other instrument, in each case to support any obligations arising under or in connection with Lender's commercial paper program.

    "Credit Sales" means, for any period of determination, the aggregate amount of all trade receivables with credit terms of any kind originated by Originator during such period.

    "Days Sales Outstanding Ratio" means, on any date of determination, the ratio computed as of the most recent Calculation Date by dividing (a) 360 by (b) the Accounts Receivable Turnover Ratio for the Calculation Period ending on such Calculation Date.

    "Debt" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) all net obligations of such Person in respect of interest rate swap, cap, collar, swaption, option or similar agreements, (viii) all obligations arising in connection with a sale or other transfer of any of such Person's financial assets which are, or are intended to be, classified as loans for federal tax purposes, (ix) all Debt referred to in clauses (i) through (viii) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Debt, and (x) all Debt referred to in clauses (i) through (viii) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

    "Default Rate" has the meaning set forth in Section 3.1(c).

    "Default Ratio" means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) the sum (without double counting) of (i) the Unpaid Balance of Receivables that became Defaulted Receivables during the Calculation Period ending on such Calculation Date, plus (ii) the Unpaid Balance of Receivables that became Charge-Offs during the Calculation Period ending on such Calculation Date by (b) Credit Sales for the Calculation Period ending 4 months prior to such Calculation Date.

    "Defaulted Receivable" means, as of any date of determination, any Receivable (i) which the Servicer has or should have charged-off or deemed uncollectible in accordance with the Credit and Collection Policy after taking a reasonable time to apply Collections received to applicable invoices and reconcile the amount of such Receivable, (ii) as to which, as of such date of determination, any payment, or part thereof, remains unpaid for 91 days or more past the due date for such payment, determined by reference to the original contractual payment terms of such Receivable or (iii) as to which the Obligor thereon has suffered an Event of Bankruptcy.

    "Delinquency Ratio" means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (i) the Unpaid Balance of Receivables which are Delinquent Receivables as of such Calculation Date by (ii) an amount equal to the Aggregate Unpaid Balance as of such Calculation Date, minus the aggregate Excess Concentration Amount as of such Calculation Date.

    "Delinquent Receivable" means a Receivable (other than a Defaulted Receivable) as to which all or any part of a scheduled payment remains unpaid for 61 days or more from the original due date for such payment.

    "Deposit Date" has the meaning set forth in Section 11.2.4(b).

    "Dilution Horizon Ratio" means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) the sum of Credit Sales for the Calculation Period ending on such Calculation Date plus 50% of Credit Sales for the prior Calculation Period by (b) an amount equal to the Aggregate Unpaid Balance as of such Calculation Date, minus the aggregate Excess Concentration Amount as of such Calculation Date.

    "Dilution Ratio" means, on any date of determination, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) Dilutions for the Calculation Period ending on such Calculation Date by (b) Credit Sales for the Calculation Period ending 1 month prior to such Calculation Date.

    "Dilution Reserve" means, on any date of determination, the product computed as of the most recent Calculation Date, of (a) the sum of (i) the product of (x) the Stress Factor times (y) the Expected Dilution Ratio plus (ii) the product of (x) the positive difference, if any, between (1) the Dilution Spike Rate less (2) the Expected Dilution Ratio times (y) a ratio computed by dividing (1) the Dilution Spike Rate by (2) the Expected Dilution Ratio times (b) the Dilution Horizon Ratio.

    "Dilution Spike Rate" means, on any date of determination, the highest Dilution Ratio over the 12-month period ending on the most recent Calculation Date.

    "Dilutions" means, for any period of determination, the aggregate amount of returns, allowances, net credits and any other non-cash reductions to the Credit Sales during such period.

    "Distribution Date" means the 10th day of each month after the Closing Date made (or, if such day is not a Business Day, the Business Day immediately thereafter).

    "Documents" means all documentation relating to the Receivables including, without limitation, the Contracts, billing statements and computer records and programs.

    "Dollar(s)" and the sign "$" shall mean lawful money of the United States of America.

    "Eligible Receivable" means each Receivable that meets the following criteria:

    (a) that was created by Originator in compliance, in all material respects, with the Credit and Collection Policy, in the regular and ordinary course of the business of Originator;

    (b) that was documented in all material respects in compliance with Originator's standard administration and documentation policies and procedures;

    (c) is not a Delinquent Receivable or a Defaulted Receivable;

    (d) as to which, at the time of the sale of such Receivable to Borrower, Originator was the sole owner thereof and had good and marketable title thereto, free and clear of all Adverse Claims, and which was sold or contributed to Borrower pursuant to the Receivables Sale Agreement free and clear of all Adverse Claims other than in favor of Administrator;

    (e) the assignment of which by Originator to Borrower pursuant to the Receivables Sale Agreement does not contravene or conflict with any law, rule or regulation or any contractual or other restriction, limitation or encumbrance, and the sale or assignment of which does not require the consent of the Obligor thereof;

    (f) which is denominated and payable in Dollars and is only payable in the United States of America,

    (g) the Obligor of which is a resident of (i) the United States, (ii) England or (iii) any province or territory of Canada other than Quebec, The Northwest Territories and Nunavut;

    (h) the Obligor of which is not an officer, director or Affiliate of Originator or Borrower;

    (i) the Obligor of which is not a Governmental Authority;

    (j) that is in full force and effect and constitutes the legally valid and binding payment obligation of the Obligor with respect thereto, enforceable against such Obligor in accordance with its terms and is not subject to any right of rescission, setoff, counterclaim or defense (including the defense of usury) or to any repurchase obligation or return right;

    (k) that does not contravene any applicable requirements of law (including without limitation all laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, fair debt collection practices and privacy) and which complies with all applicable requirements of law and with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority required to be obtained, effected or given by the related Originator in connection with the creation or the execution, delivery and performance of such Receivable, have been duly obtained, effected or given and are in full force and effect;

    (l) that complies with all applicable requirements of the Credit and Collection Policy;

    (m) as to which each of Borrower's and Administrator's (for the benefit of the Secured Parties) first priority security interest in such Receivable has been perfected under the applicable Uniform Commercial Code and other applicable laws;

    (n) as to which the Servicer is in possession of the related Receivable File;

    (o) which provides for repayment in full of the Unpaid Balance thereof within eighty-one (81) days of the date of the creation thereof;

    (p) the terms of which have not been modified or waived except as permitted under the Credit and Collection Policy and this Agreement;

    (q) which constitutes an "account" under and as defined in Article 9 of the Uniform Commercial Code of all applicable jurisdictions,

    (r) which is not subject to any dispute, right of rescission, set-off, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the Originator or any other Adverse Claim, and the Obligor thereon holds no right as against the Originator to cause the Originator to repurchase the goods the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or goods returned in accordance with the terms of the Contract),

    (s) which is not owing from an Obligor as to which more than 25% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables, and

    (t) the Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor.

    "Event of Bankruptcy" shall be deemed to have occurred with respect to a Person if either:

    (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

    (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

    "Event of Default" means any of the events described in Section 10.1.

    "Excess Concentration Amount" means, on any date of determination, with respect to any Obligor and its Affiliates considered as if they were one and the same Obligor, the amount, if any, by which the Aggregate Unpaid Balance of such Obligor and its Affiliates at such time exceeds the Concentration Limit for such Obligor and its Affiliates at such time.

    "Excluded Taxes" means, in the case of any Indemnified Party, taxes imposed on its overall net income, and franchise taxes and branch profit taxes based on net income, imposed on it by (i) the jurisdiction under the laws of which such Indemnified Party is incorporated or organized or (ii) the jurisdiction in which such Indemnified Party's principal executive office is located.

    "Expected Dilution Ratio" means, on any date of determination, the rolling twelve-month average Dilution Ratio for the 12-month period ending on the most recent Calculation Date.

    "Facility Limit" means $90,000,000.

    "Federal Funds Rate" means, for any period, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publications, published by the Federal Reserve Bank of Atlanta (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by Bank.

    "Fee Letter" has the meaning set forth in Section 3.4.

    "Fees" means all fees and other amounts payable by Borrower to Administrator or Lender pursuant to the Fee Letter.

    "GAAP" has the meaning set forth in the Receivables Sale Agreement.

    "Governmental Authority" has the meaning set forth in the Receivables Sale Agreement.

    "Indemnified Amounts" has the meaning set forth in Section 14.1.

    "Indemnified Party" has the meaning set forth in Section 14.1.

    "Interest Period" means:

    (a) with respect to any CP Allocation, its CP Tranche Period;

    (b) with respect to any Alternative Rate Allocation, (i) initially, the period commencing on the date of the initial establishment of such Allocation and ending on (but excluding) the Business Day immediately preceding the next following Scheduled Interest Payment Date, and (ii) thereafter, each period commencing on (and including) the Business Day immediately preceding a Scheduled Interest Payment Date and ending on (but excluding) the Business Day immediately preceding the next following Scheduled Interest Payment Date;

    provided, however, that if any Interest Period for any Allocation that commences before the Commitment Termination Date would otherwise end on a date occurring after such Commitment Termination Date, such Interest Period shall end on such Commitment Termination Date and the duration of each such Interest Period that commences on or after the Commitment Termination Date, if any, shall be of such duration as shall be selected by Administrator.

    "Lender" has the meaning set forth in the preamble to this Agreement.

    "Lender Note" has the meaning set forth in Section 2.7.

    "Lender's Commitment" has the meaning set forth in Section 2.1.

    "Liabilities" means, with respect to any Person, all obligations of such Person which would, in accordance with GAAP, be classified on a balance sheet as liabilities, including, without limitation, (i) Debt secured by liens against property of such Person whether or not such Person is liable for the payment thereof and (ii) deferred liabilities.

    "LIBOR Rate" means, for any Interest Period, the rate per annum on the Rate Setting Day of such Interest Period shown on page 3750 of Telerate or any successor page as the composite offered rate for London interbank deposits for one month, as shown under the heading "USD" as of 11:00 a.m. (London time); provided that in the event no such rate is shown, the LIBOR Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of one percent) based on the rates at which Dollar deposits for one month are displayed on page "LIBOR" of the Reuters Screen as of 11:00 a.m. (London time) on the Rate Setting Day (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided further, that in the event fewer than two (2) such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be the rate per annum equal to the average of the rates at which deposits in Dollars are offered by Administrator at approximately 11:00 a.m. (London time) on the Rate Setting Day to prime banks in the London interbank market for a one month.

    "Liquidity Agreement" means and includes (a) the Liquidity Asset Purchase Agreement (regarding Oxford Receivables Company), dated as of May 3, 2001, among Lender, as borrower, Bank, as liquidity agent for the Liquidity Banks, Administrator, and the Liquidity Banks, or (b) any other agreement hereafter entered into by Lender providing for the sale by Lender of Loans (or portions thereof), or the making of loans or other extensions of credit to Lender secured by security interests in the Loans (or portions thereof), to support all or part of Lender's payment obligations under the Commercial Paper Notes or to provide an alternate means of funding Lender's investments in accounts receivable or other financial assets, in each case as amended, supplemented, restated or otherwise modified from time to time.

    "Liquidity Bank" means and includes Bank and the various financial institutions as are, or may become, parties to the Liquidity Agreement, as purchasers thereunder.

    "Liquidity Termination Date" means the earlier to occur of (a) May 2, 2002, as such date may be extended from time to time by the Liquidity Banks in accordance with the Liquidity Agreement, and (b) the occurrence of an Event of Bankruptcy with respect to Lender.

    "Loan" means any amount disbursed as principal by Lender to Borrower under this Agreement.

    "LockBox" means a postal box maintained on behalf of Borrower or the Servicer for the purpose of receiving checks and money orders constituting Collections of the Receivables.

    "LockBox Account" means any of those bank accounts described on Schedule 8.12 hereto and any additional or replacement account to which Mail Payments are deposited for clearing.

    "LockBox Account Agreement" means an agreement among Originator, Borrower, Administrator and the bank holding any LockBox Account, in substantially the form of Exhibit F attached hereto.

    "Loss Horizon Ratio" means, on any date of determination, the ratio computed as of the most recent Calculation Date by dividing (a) the sum of (i) Credit Sales for the Calculation Period ending on such Calculation Date, plus (ii) Credit Sales for the Calculation Period ending one (1) month prior to such Calculation Date, plus (iii) Credit Sales for the Calculation Period ending two (2) months prior to such Calculation Date, plus (iv) 77% of Credit Sales for the Calculation Period ending three (3) months prior to such Calculation Date, by (b) an amount equal to the Aggregate Unpaid Balance as of such Calculation Date, minus the aggregate Excess Concentration Amount as of such Calculation Date.

    "Loss Reserve" means, on any date of determination, the product of (i) the highest rolling 3-month average Default Ratio over the 12 months ending on the most recent Calculation Date, times (ii) the Loss Horizon Ratio as of such Calculation Date, times (iii) the Stress Factor.

    "Mail Payments" has the meaning specified in Section 11.2.3(a).

    "Material Adverse Effect" means a material adverse effect on (a) on the business, property, condition (financial or otherwise) or results of operations or prospects of (i) Servicer and its Subsidiaries taken as a whole, or (ii) Borrower, (b) the ability of Borrower or Servicer to perform its respective obligations under the Agreement or any other Transaction Document to which it is a party, (c) the legality, validity or enforceability of the Agreement or any other Transaction Document, (d) the existence, validity, perfection or priority of (i) Administrator's (for the benefit of the Secured Parties) security interest in the Collateral, or (ii) Borrower's ownership interest in the Receivables; or (e) the validity, enforceability or collectibility of the Receivables generally or of any material portion of the Receivables.

    "Material Debt" has the meaning specified in Section 11.7.8.

    "Monthly Report" means a report, substantially in the form of Exhibit C or in such other form acceptable to Administrator, prepared by Servicer as of the Calculation Date then most recently occurring signed by an authorized officer of Servicer.

    "Moody's" means Moody's Investors Service, Inc.

    "Net Worth" with respect to the Borrower has the meaning specified in the Receivables Sale Agreement.

    "Obligations" means all obligations (monetary or otherwise) of Borrower to Lender, Administrator, any Affected Party or any Indemnified Party and their respective successors, permitted transferees and assigns arising under or in connection with this Agreement, the Lender Note and each other Transaction Document, in each case however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

    "Obligor" means, with respect to any Receivable, each Person obligated to make payments with respect to such Receivable, including any guarantor thereof.

    "Originator" means Oxford, in its capacity as seller under the Receivables Sale Agreement.

    "Outstanding Balance" has the meaning specified in the Receivables Sale Agreement.

    "Oxford" means Oxford Industries, Inc., a Georgia corporation, and its successors.

    "Permitted Investment" means, at any time:

    (i) marketable obligations issued by, or the full and timely payment of which is directly and fully guaranteed or insured by, the United States government or any other government with an equivalent rating, or any agency or instrumentality thereof when such marketable obligations are backed by the full faith and credit of the United States government or such other equivalently rated government, as the case may be, but excluding any securities which are derivatives of such obligations;

    (ii) time deposits, bankers' acceptances and certificates of deposit of any domestic commercial bank or any United States branch or agency of a foreign commercial bank which (x) has capital, surplus and undivided profits in excess of $100,000,000 and which has a commercial paper or certificate of deposit rating meeting the requirements specified in clause (iii) below (or equivalent rating from the Rating Agencies) or (y) is set forth in a list (which may be updated from time to time) (A) approved by Administrator and (B) with respect to which a written statement has been obtained from each of the Rating Agencies to the effect that the rating of the Commercial Paper Notes will not be downgraded or withdrawn solely as a result of the acquisition of such investments;

    (iii) commercial paper which is (x) rated at least as high as the Commercial Paper Notes by the Rating Agencies, or (y) set forth in a list (which may be updated from time to time) (A) approved by Administrator and (B) with respect to which a written statement has been obtained from each of the Rating Agencies to the effect that the rating of the Commercial Paper Notes will not be downgraded or withdrawn solely as a result of the acquisition of such investments;

    (iv) secured repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above; and

    (v) freely redeemable shares in money market funds which invest solely in obligations, bankers' acceptances, time deposits, certificates of deposit, repurchase agreements and commercial paper of the types described in clauses(i) through (iv) above, without regard to the limitations as to the maturity of such obligations, bankers' acceptances, time deposits, certificates of deposit, repurchase agreements or commercial paper set forth below, which are rated at least "AAm" or "AAmg" or their equivalent by at least one Rating Agency, provided that there is no "r-highlighter" affixed to such rating.

    "Person" has the meaning set forth in the Receivables Sale Agreement

    "Prime Rate" means as of any date of determination, the rate of interest most recently announced by Bank at its principal office in Atlanta, Georgia as its prime rate (it being understood that at any one time there shall exist only one such prime rate so announced, which rate is not necessarily intended to be the lowest rate of interest determined by Bank in connection with extensions of credit).

    "Program Documents" means the Liquidity Agreement, the Credit Agreement, the Voluntary Advance Agreement, the documents under which Administrator performs its obligations with respect to Lender's commercial paper program and the other documents to be executed and delivered in connection therewith, as amended, supplemented, restated or otherwise modified from time to time.

    "Purchase Price Credit" has the meaning set forth in the Receivables Sale Agreement

    "Rate Setting Day" means, for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period. In the event such day is not a Business Day, then the Rate Setting Day shall be the immediately preceding Business Day.

    "Rating Agencies" means S&P and Moody's.

    "Receivable" has the meaning specified in the Receivables Sale Agreement.

    "Receivable File" means with respect to a Receivable, (i) the Contract giving rise to the Receivable and other evidences of the Receivable including, without limitation, tapes, discs, punch cards and related property and rights and (ii) each UCC financing statement related thereto, if any.

    "Receivables Sale Agreement" means the Receivables Sale Agreement, dated as of May 3, 2001, by and between Oxford, as seller, and Borrower, as buyer, as such Receivables Sale Agreement may be amended, supplemented, restated or otherwise modified from time to time with the prior written consent of Administrator.

    "Regulatory Change" means, relative to any Affected Party:

    (a) any change in (or the adoption, implementation, change in the phase-in or commencement of effectiveness of) any: (i) United States Federal or state law or foreign law applicable to such Affected Party, (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court or government authority charged with the interpretation or administration of any law referred to in clause (a)(i), or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party, or (iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above;

    (b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above; or

    (c) the issuance, publication or release of any regulation, interpretation, directive, requirement or request of a type described in clause (a)(ii) above to the effect that the obligations of any Liquidity Bank under the Liquidity Agreement are not entitled to be included in the zero percent category of off-balance sheet assets for purposes of any risk-weighted capital guidelines applicable to such Liquidity Bank or any related Affected Party.

    "Related Security" has the meaning specified in the Receivables Sale Agreement.

    "Required Capital Amount" has the meaning specified in the Receivables Sale Agreement.

    "Requirements of Law" for any Person or any of its property shall mean the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person or any of its property, and any statute, law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or businesses or to which such Person or any of its property or businesses is subject, whether federal, state or local.

    "Reserve Floor" means for any Calculation Period, 22.1%.

    "Reserve Percentage" means the percentage equal to the greater of (a) the sum of (i) the Loss Reserve, (ii) the Dilution Reserve, (iii) the Yield Reserve, and (iv) the Servicing Reserve" and (b) the Reserve Floor.

    "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

    "Scheduled Commitment Termination Date" means May 2, 2002, as extended from time to time by mutual agreement of the parties hereto.

    "Scheduled Interest Payment Date" means each Distribution Date hereafter commencing with April 12, 2001.

    "Secured Obligations" has the meaning set forth in Section 5.1(b).

    "Secured Parties" means Lender, Administrator and each Indemnified Party, and the successors and permitted assigns of each of the foregoing.

    "Servicer" means Oxford, or any successor Servicer appointed as provided in Section 11.5.

    "Servicer Event of Default" shall have the meaning specified in Section 11.7.

    "Servicing Fee" means, as to any Calculation Period, the fee payable to the Servicer which, so long as Oxford is the Servicer, shall be equal to the Servicing Fee Rate divided by 12 multiplied by the Aggregate Unpaid Balance at the beginning of such Calculation Period. The Servicing Fee for any successor Servicer shall be equal to the fee reasonably agreed to by Administrator and such successor Servicer.

    "Servicing Fee Rate" means 1.80%.

    "Servicing Reserve" means, on any date of determination, the product of: (a) the highest Day Sales Outstanding Ratio during the 12 months ending on the most recent Calculation Date, (b) the Stress Factor, (c) 2.40%, and (d) 1/360.

    "Significant Event" means any Amortization Event or Event of Default.

    "Solvent" means with respect to any Person that as of the date of determination both (A)(i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

    "Special Obligor" means, unless and until Administrator advises Borrower to the contrary upon not less than thirty (30) days' prior written notice, Lands End Corporation and its Affiliates.

    "Stress Factor" means 2.0.

    "Subordinated Note" has the meaning specified in the Receivables Sale Agreement.

    "Subsidiary" means, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

    "Support Provider" means and includes any entity now or hereafter extending credit or liquidity support or having a commitment to extend credit or liquidity support to or for the account of, or to make loans to or purchases from, Lender or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the commercial paper program of Lender.

    "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities (including but not limited to interest and penalties) with respect to the foregoing, imposed by any Governmental Authority.

    "Telerate Page 3750" shall mean the display designated as "Page 3750" on the Telerate Service (or such other page as may replace "Page 3750" on that service or another service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rate for Dollars).

    "Transaction Documents" means this Agreement, the Receivables Sale Agreement, the Lender Note, the Fee Letter, the Subordinated Note, and the other instruments, certificates, agreements, reports and documents to be executed and delivered under or in connection with this Agreement or the Receivables Sale Agreement (except the Program Documents), as any of the foregoing may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with this Agreement.

    "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

    "Unmatured Servicer Event of Default" means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Servicer Event of Default.

    "Unmatured Significant Event" means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Significant Event.

    "Unpaid Balance" means, with respect to any Receivable, the sum of (a) the Outstanding Balance thereof, plus (without duplication), (b) the aggregate amount required to repay in full all interest, finance, prepayment and other fees or charges of any kind payable in respect of, such Outstanding Balance.

    "Voluntary Advance Agreement" means the Voluntary Advance Agreement, dated as of March 11, 1999, among Lender, Administrator and Bank, as it may be amended, supplemented, restated or otherwise modified from time to time.

    "Yield Reserve" means, on any date of determination, the product of (a) the highest Day Sales Outstanding Ratio during the 12 months ending on the most recent Calculation Date, (b) the Stress Factor, (c) the Prime Rate as in effect on such Calculation Date and (d) 1/360.

    Other Definitional Provisions.
    Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Lender Note or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto.
    Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Lender Note or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.
    The words "hereof," "herein," "hereunder" and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.
      Other Terms

      . All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC and not specifically defined herein, are used herein as defined in such Article 9.

      Computation of Time Periods

. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

  THE LENDER'S COMMITMENT, BORROWING PROCEDURES AND LENDER NOTE

      Lender's Commitment

      . On the terms and subject to the conditions set forth in this Agreement, Lender agrees to make loans to Borrower on a revolving basis from time to time (the "Lender's Commitment") before the Commitment Termination Date in such amounts as may be from time to time requested by Borrower pursuant to Section 2.2; provided, however, that the aggregate principal amount of all Loans from time to time outstanding hereunder shall not exceed the lesser of (a) the Facility Limit and (b) the Borrowing Base. Within the limits of the Lender's Commitment, Borrower may borrow and (subject to Section 4.1(a)) prepay and reborrow under this Section 2.1.

      Borrowing Procedures

      . Borrower (or the Servicer on its behalf) may request a Loan hereunder by giving notice to Administrator of a proposed borrowing not later than 2:00 p.m. (New York City time), two (2) Business Days prior to the proposed date of such borrowing (or such lesser period of time as Lender may consent); provided that Borrower shall not request, and Lender shall not make, Loans more than once per calendar week. Each such notice (herein called a "Borrowing Request") shall be in the form of Exhibit A (or, if acceptable to Administrator, the information required therein may be given by telephone) and shall include the date and amount of such proposed borrowing. Any Borrowing Request given by Borrower (or the Servicer on its behalf) pursuant to this Section 2.2 shall be irrevocable and binding on Borrower.

      Funding

      . Subject to the satisfaction of the conditions precedent set forth in Article VII with respect to such Loan and the limitations set forth in Section 2.1, Lender shall make the proceeds of such requested Loan available to Administrator at its office in Atlanta, Georgia in immediately available funds on the proposed date of borrowing. Upon receipt by Administrator of such funds, Administrator will make such funds available to Borrower at such office on such date. Each borrowing shall be on a Business Day and shall be in an amount of at least $1,000,000 and in integral multiples of $500,000 (or in such other amounts as Lender or Administrator may approve).

      Representation and Warranty

      . Each request for a borrowing pursuant to Section 2.2 shall automatically constitute a representation and warranty by Borrower to Administrator and Lender that on the requested date of such borrowing (a) the representations and warranties contained in Article VIII will be true and correct as of such requested date as though made on such date, (b) no Significant Event or Unmatured Significant Event has occurred and is continuing or will result from such borrowing, and (c) after giving effect to such requested borrowing, the aggregate principal balance of the outstanding Loans hereunder will not exceed the lesser of the Borrowing Base and the Facility Limit.

      Extension of Lender's Commitment

      . The Lender's Commitment shall terminate on the Commitment Termination Date. Notwithstanding the foregoing:

      (a) Lender or Administrator, on Lender's behalf, shall use reasonable effort to give Borrower not less than 60 days' prior notice of any scheduled termination of the Credit Banks' commitments under the Credit Agreement and shall promptly notify Borrower of any extension thereof,

      (b) Not more than 90 days prior to the Liquidity Termination Date in effect from time to time, Borrower may request that Lender or Administrator, on Lender's behalf, seek the Liquidity Banks' consent to extend the Liquidity Termination Date for a period which, when aggregated with the number of days remaining until the existing Liquidity Termination Date would not cause the Liquidity Banks' commitments under the Liquidity Agreement as so extended to exceed 364 days in toto, and

      (c) Not more than 90 days prior to the Scheduled Commitment Termination Date in effect from time to time, Borrower may request that Lender consent to extend the Scheduled Commitment Termination Date for an additional 364-day period.

      Administrator shall advise Borrower in writing whether each request made pursuant to the foregoing clause (b) or clause (c) has been granted within thirty (30) days after such request has been made and whether such consent is subject to satisfaction of any conditions precedent. If any such request is not granted within thirty (30) days after such request has been made, the Liquidity Termination Date or Scheduled Commitment Termination Date, as the case may be, shall remain unchanged. If any such request is granted within thirty (30) days after such request has been made, the Liquidity Termination Date or Scheduled Commitment Termination Date, as the case may be, shall be extended as provided in Administrator's written notice upon satisfaction of any conditions precedent specified therein.

      Voluntary Termination of Lender's Commitment; Reduction of Facility Limit

      . Borrower may, in its sole discretion for any reason upon at least 10 days' notice to Administrator (with a copy to Lender), terminate the Lender's Commitment in whole, or, reduce in part the unused portion of the Facility Limit; provided, however that (a) each such partial reduction will be in a minimum amount of $5,000,000 or a higher integral multiple of $1,000,000 and shall not reduce the Facility Limit below $40,000,000, and (b) in connection therewith Borrower shall comply with Section 3.2(b) and Section 4.1(b).

      Note

      . Each Loan from Lender shall be evidenced by a single promissory grid note (herein, as amended, modified, extended or replaced from time to time, called the "Lender Note") substantially in the form set forth in Exhibit B, with appropriate insertions, payable to the order of Lender. Borrower hereby irrevocably authorizes Administrator in connection with the Lender Note to make (or cause to be made) appropriate notations on the grid attached to the Lender Note (or on any continuation of such grid, or at Administrator's option, in its records), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be rebuttably presumptive evidence of the subject matter thereof, absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any Obligations of Borrower.

      Collection Account

  . On or before the Closing Date, Borrower will establish the Collection Account and ensure that all available funds from each of the LockBox Accounts are swept on a daily basis into the Collection Account.

  INTEREST, FEES, ETC.

      Interest Rates

. Borrower hereby promises to pay interest on the unpaid principal amount of each Loan (or each portion thereof) for the period commencing on the date of such Loan until such Loan is paid in full, as follows:

    at all times while the making or maintenance of such Loan (or the applicable portion thereof) by Lender is funded by the issuance of Commercial Paper Notes of Lender, during each Interest Period, at a rate per annum equal to the sum of (i) the Commercial Paper Rate applicable to such Interest Period, plus (ii) the Applicable Margin;
    at all times while the making or maintenance of such Loan (or the applicable portion thereof) by Lender is funded during each Interest Period pursuant to the Liquidity Agreement or the Voluntary Advance Agreement, at a rate per annum equal to the sum of (i) the Alternative Rate applicable to such Interest Period, plus (ii) the Applicable Margin; and
    notwithstanding the provisions of the preceding clauses (a) and (b), in the event that a Significant Event or an Unmatured Significant Event has occurred and is continuing, at a rate per annum (the "Default Rate") equal to the Base Rate applicable from time to time (but not less than the interest rate in effect for such Loan as at the date of such Significant Event), plus a margin of 2.00%. After the date any principal amount of any Loan is due and payable (whether on the Scheduled Commitment Termination Date, upon acceleration or otherwise) or after any other monetary Obligation of Borrower arising under this Agreement shall become due and payable, Borrower shall pay (to the extent permitted by law, if in respect of any unpaid amounts representing interest) interest (after as well as before judgment) on such amounts at a rate per annum equal to the Default Rate. No provision of this Agreement or the Lender Note shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law.
      Interest Payment Dates

. Interest accrued on each Allocation shall be payable, without duplication:

    on each Scheduled Interest Payment Date prior to the Scheduled Commitment Termination Date, for the period since the creation of such Allocation (in the case of the first Scheduled Interest Payment Date thereafter) or since the prior Scheduled Interest Payment Date (in the case of any subsequent Scheduled Interest Payment Date);
    on the date of any payment or prepayment (in whole or in part) of principal outstanding in such Allocation, on the amount paid or prepaid (it being understood that any prepayment shall be accompanied by any amounts owing under Section 6.2);
    in full, on the Scheduled Commitment Termination Date (whether at scheduled maturity or upon acceleration thereof pursuant to Section 10.3); and
    from and after the Scheduled Commitment Termination Date, upon demand.
      Interest Allocations

      . Administrator shall from time to time and in its sole discretion determine whether interest in respect of the Loans then outstanding, or any portion thereof, shall be calculated by reference to the Commercial Paper Rate (such portion being herein called a "CP Allocation") or an Alternative Rate (such portion being herein called an "Alternative Rate Allocation", and together with a CP Allocation individually called an "Allocation", and collectively, "Allocations"); provided, however, that, Administrator shall use its reasonable efforts to allocate all or substantially all of the Loans from Lender to a CP Allocation (it being understood that if Lender is not able to issue sufficient Commercial Paper Notes to fund all of its assets at such time and no Significant Event or Unmatured Significant Event has occurred and is continuing, Lender and Administrator shall, at least, fund the Loans pro rata with its other non-defaulted assets with Commercial Paper Notes); provided further, however, that Administrator may determine, at any time and in its sole discretion, that the Commercial Paper Rate is unavailable or otherwise not desirable, in which case the Loans from Lender will be allocated to an Alternative Rate Allocation (unless the Default Rate is in effect).

      Fees

      . Borrower agrees to pay Administrator and Lender certain Fees in the amounts and on the dates set forth in the letter agreement executed in connection herewith between Borrower, Administrator and Lender (as the same may be amended, supplemented, restated or otherwise modified, the "Fee Letter").

      Computation of Interest and Fees

. All interest, Fees and Servicing Fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or Fee is payable over a year comprised of 360 days.

  REPAYMENTS AND PREPAYMENTS; DISTRIBUTION OF COLLECTIONS

      Repayments and Prepayments

. Borrower shall repay in full the unpaid principal amount of each Loan on the Scheduled Commitment Termination Date. Prior thereto, Borrower:

    may, from time to time on any Business Day, make a prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that, (i) unless otherwise consented to by Administrator, all such voluntary prepayments shall require at least two (2) Business Days' (or, in the case of a voluntary prepayment of $10,000,000 or more, at least seven (7) Business Days') prior written notice to Administrator, (ii) unless otherwise consented to by Administrator, all such voluntary partial prepayments shall be in a minimum amount of $1,000,000 and an integral multiple of $100,000, and (iii) unless and until the aggregate outstanding principal balance of the Loans hereunder is less than 10% of the highest amount ever borrowed hereunder, no such prepayment may be made with any funds other than (A) Collections and (B) the Borrower's initial paid-in cash capital (if any then remains);
    shall, on each date when any reduction in the Facility Limit shall become effective pursuant to Section 2.6, make a prepayment of the Loans in an amount equal to the excess, if any, of the aggregate outstanding principal amount of the Loans over the Facility Limit as so reduced;
    shall, immediately upon any acceleration of the Scheduled Commitment Termination Date of any Loans pursuant to Section 10.3, repay all Loans, unless, pursuant to Section 10.3(a), only a portion of all Loans is so accelerated, in which event Borrower shall repay the accelerated portion of the Loans; and
    shall, immediately upon discovering that a Borrowing Base Deficit exists, make a prepayment of the Loans in an amount equal to such Borrowing Base Deficit. Each such prepayment shall be subject to the payment of any amounts required by Section 6.2.
      Application of Collections.

      (a) All Collections deposited in the Collection Account shall be distributed by the Servicer at such times and in the order of priority set forth in this Section 4.2.

      (b) On each Distribution Date, prior to payment in full of all Secured Obligations, the Servicer shall distribute from Collections on deposit in the Collection Account on such Distribution Date, if any, the following amounts, without duplication in the following order of priority:

      first, to the extent due and owing under this Agreement or any other Transaction Document, the accrued Servicing Fee payable for the prior Calculation Period (plus, if applicable, the amount of Servicing Fee payable for any prior Calculation Period to the extent such amount has not been distributed to Servicer);

      second, interest accrued on the Loans during the period from the most recent Distribution Date to the current Distribution Date (plus, if applicable, the amount of interest on the Loans accrued for any prior period to the extent such amount has not been paid, and to the extent permitted by law, interest thereon);

      third, to the extent due and owing under any Transaction Document, all Fees accrued during the prior Calculation Period (plus, if applicable, the amount of Fees accrued for any prior Calculation Period to the extent such amount has not been distributed to Lender or Administrator);

      fourth, as a repayment of principal of the Loans, an amount equal to the Borrowing Base Deficit, if any;

      fifth, to the extent due and owing under any Transaction Document on such Distribution Date, all other Secured Obligations owed to any Secured Party;

      sixth, to the extent due and owing under this Agreement or any other Transaction Document on such Distribution Date, all other obligations then payable by Borrower to Administrator or Lender; and

      seventh, the balance, if any, to Borrower.

      (c) On and after the Commitment Termination Date and the payment in full of all Secured Obligations, the Servicer shall distribute from Collections on deposit in the Collection Account on such Distribution Date, if any, the following amounts, without duplication in the following order of priority:

      first, the accrued but unpaid Servicing Fee due and owing on such Distribution Date;

      second, all other obligations payable by Borrower under this Agreement due and owing on such Distribution Date; and

      third, once all amounts described in clauses first and second above have been paid in full, the balance, if any, to Borrower.

      Application of Certain Payments

      . Each payment of principal of the Loans shall be applied to such Loans as Borrower shall direct or, in the absence of such notice or during the existence of a Significant Event or after the Commitment Termination Date, as Administrator shall determine in its discretion.

      Due Date Extension

      . If any payment of principal or interest with respect to any Loan falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue at the applicable interest rate and be payable for the period of such extension.

      Making of Payments

. All payments of principal of, or interest on, the Loans and of all Fees, and all amounts to be deposited by Borrower or Servicer hereunder, shall be made by Borrower or Servicer, as applicable, no later than 12:00 noon (New York City time), on the day when due in lawful money of the United States of America in immediately available funds to Bank, as Administrator, Reference: Three Pillars Funding Corporation/Oxford Receivables Company Transaction, Account No. 880171236, ABA No. 061000104, at Bank's office at 25 Park Place, in Atlanta, Georgia, Attn: Mary Hinsberg (the "Administrator's Account"). Funds received by Administrator after 12:00 noon (New York City time), on the date when due, will be deemed to have been received by Administrator on its next following Business Day.

  SECURITY INTEREST

      Grant of Security.
    Borrower hereby assigns and pledges to Administrator (for the benefit of the Secured Parties), and hereby grants to Administrator (for the benefit of the Secured Parties) a security interest in all of Borrower's right, title and interest in and to the following, whether now or hereafter existing and wherever located:

    (i) all Receivables, Related Security and Receivable Files;

    (ii) all of Borrower's rights, remedies, powers and privileges in respect of the Receivables Sale Agreement, including, without limitation, its rights to receive Purchase Price Credits and indemnity payments thereunder;

    (iii) the LockBox Accounts and the Collection Account and all funds on deposit therein, together with all certificates and instruments, if any, from time to time evidencing such accounts and funds on deposit; and

    (iv) all products and proceeds (including, without limitation, insurance proceeds) of, and additions, improvements and accessions to, and books and records describing or used in connection with, all and any of the property described above (items (i) through (iv) are collectively referred to as the "Collateral").

    This grant of security secures the payment and performance of all Obligations of Borrower now or hereafter existing or arising under, or in connection with, this Loan Agreement, the Lender Note and each other Transaction Document, whether for principal, interest, costs, Fees, Indemnified Amounts, expenses or otherwise (all such Obligations of Borrower being called the "Secured Obligations").
    This grant of security shall create a continuing security interest in the Collateral and shall:

(i) remain in full force and effect until Administrator's (for the benefit of the Secured Parties) interest in the Collateral shall have been released in accordance with Section 5.4;

(ii) be binding upon Borrower, its successors, transferees and assigns; and

(iii) inure, together with the rights and remedies of Administrator (for the benefit of the Secured Parties) hereunder, to the benefit of Administrator and each Secured Party and their respective successors, transferees and assigns.
      Administrator Appointed Attorney-in-Fact

      . Borrower hereby irrevocably appoints Administrator (for the benefit of the Secured Parties) as Borrower's attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise, from time to time in Administrator's discretion, after the occurrence and during the continuation of a Significant Event to take any action and to execute any instrument which Administrator may deem necessary or advisable to accomplish the purposes of the Transaction Documents, including, without limitation:

      (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

      (b) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

      (c) to file any claims or take any action or institute any proceedings which Administrator may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Administrator (for the benefit of the Secured Parties) with respect to any of the Collateral;

      (d) to sell, transfer, assign or otherwise deal in or with the Collateral or any part thereof pursuant to the terms and conditions hereunder; and

      (e) to perform the affirmative obligations of Borrower under the Transaction Documents. Administrator agrees to give Borrower and Servicer written notice of the taking of any such action, but the failure to give such notice shall not affect the rights, power or authority of Administrator with respect thereto. Borrower hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 5.2 is irrevocable and coupled with an interest.

      Administrator May Perform

      . If Borrower fails to perform any agreement contained herein, Administrator (for the benefit of the Secured Parties) may itself perform, or cause performance of such agreement, and the expenses of Administrator incurred in connection therewith shall be payable by Borrower.

      Release of Collateral

. Administrator's (for the benefit of the Secured Parties) right, title and interest in the Collateral shall be released effective on the date occurring after the Commitment Termination Date on which all Secured Obligations shall have been finally and fully paid and performed.

  INCREASED COSTS, ETC.

      Increased Costs

      . If any change in Regulation D of the Board of Governors of the Federal Reserve System, or any Regulatory Change, in each case occurring after the date hereof:

      (a) shall subject any Affected Party to any tax, duty or other charge with respect to any Loan made or funded by it, or shall change the basis of taxation of payments to such Affected Party of the principal of or interest on any Loan owed to or funded by it or any other amounts due under this Agreement in respect of any Loan made or funded by it (except for changes in the rate of tax on the overall net income of such Affected Party imposed by the jurisdiction in which such Affected Party's principal executive office is located); or

      (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 3.1), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party;

      (c) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or

      (d) shall impose on any Affected Party any other condition affecting any Loan made or funded by any Affected Party;

      and the result of any of the foregoing is or would be to (i) increase the cost to or to impose a cost on (I) an Affected Party funding or making or maintaining any Loan (including extensions of credit under the Liquidity Agreement, the Voluntary Advance Agreement or any Credit Advance, or any commitment of such Affected Party with respect to any of the foregoing), or (II) Administrator for continuing its or Borrower's relationship with Lender, (ii) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, the Lender Note, the Liquidity Agreement, the Voluntary Advance Agreement or the Credit Agreement with respect thereto, or (iii) in the good faith determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder, or under the Liquidity Agreement, the Voluntary Advance Agreement or Credit Agreement, or arising in connection herewith or therewith to a level below that which such Affected Party could otherwise have achieved, then after demand by such Affected Party to Borrower (which demand shall be accompanied by a written statement setting forth the basis of such demand), Borrower shall pay such Affected Party such additional amount or amounts as will (in the reasonable determination of such Affected Party) compensate such Affected Party for such increased cost or such reduction. Such written statement (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof.

      Funding Losses

      . Borrower hereby agrees that upon demand by any Affected Party (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed), Borrower will indemnify such Affected Party against any net loss or expense which such Affected Party may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party to fund or maintain any Allocation made by Lender to Borrower), as reasonably determined by such Affected Party, as a result of (a) any payment or prepayment (including any mandatory prepayment) of any Allocation on a date other than the last day of the Interest Period for such Allocation, or (b) any failure of Borrower to borrow any Loan on a date specified therefor in a related Borrowing Request. Such written statement shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof.

      Withholding Taxes.

  (a) All payments made by Borrower hereunder (or by Servicer, on behalf of Borrower, hereunder) shall be made free and clear of, and without reduction or withholding for or on account of, any present or future Covered Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or other taxing authority. If any Covered Taxes are required to be withheld from any amounts payable to Administrator or Lender, the amounts so payable to Administrator or Lender shall be increased to the extent necessary to yield to Administrator or Lender (after payment of all such Covered Taxes) all such amounts payable hereunder at the rates or in the amounts specified herein. Whenever any Covered Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Administrator for its own account or for the account of Lender, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to Administrator the required documentary evidence, Borrower shall indemnify Administrator and Lender for such Covered Taxes and any incremental taxes that may become payable by Administrator or Lender as a result of any such failure.

  (b) At least five (5) Business Days prior to the first date on which any payments, including discount or Fees, are payable hereunder for the account of Lender, if Lender is not incorporated under the laws of the United States, Lender agrees to deliver to each of Borrower and Administrator two (2) duly completed copies of (i) United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Lender is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes or (ii) United States Internal Revenue Service Form W-8 or W-9 (or successor applicable form) to establish an exemption from United States backup withholding tax. Lender shall replace or update such forms as is necessary or appropriate to maintain any applicable exemption or as is requested by Administrator or Borrower. If Lender does not deliver the forms described in this Section 6.3(b), Borrower or Administrator shall withhold United States federal income taxes from any payments made hereunder at the statutory rate applicable to payments made to Lender. Lender agrees to indemnify and hold Borrower and Administrator harmless for any United States federal income taxes, penalties, interest and other costs and losses incurred or payable by Borrower or Administrator as a result of either (x) Lender's failure to submit any form required to be provided pursuant to this Section 6.3(b) or (y) Borrower's or Administrator's reliance on any form that Lender has provided pursuant to this Section 6.3(b).

  CONDITIONS TO BORROWING

      Initial Loan

      . The obligation of Lender to make the initial Loan hereunder is subject to the conditions precedent that Administrator shall have received all of the following, each duly executed and dated the date of such Loan (or such earlier date as shall be satisfactory to Administrator), in form and substance satisfactory to Administrator:

        Resolutions

        . Certified copies of resolutions of the Board of Directors of Borrower and Originator authorizing or ratifying the execution, delivery and performance, respectively, of the Transaction Documents to which it is a party, together with a certified copy of its articles or certificate of incorporation and by-laws.

        Consents, etc

        . Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) with respect to the Transaction Documents.

        Incumbency and Signatures

        . A certificate of the Secretary or an Assistant Secretary of each of Borrower and Originator certifying the names of its officer or officers authorized to sign the Transaction Documents to which it is a party.

        Good Standing Certificates

        . Good standing certificates for Borrower and Originator issued as of a recent date acceptable to Administrator by (a) the Secretary of State of the jurisdiction of such Person's incorporation or organization, and (b) the Secretary of State of the jurisdiction where such Person's chief executive office and principal place of business are located.

        Financing Statements

        . (i) Acknowledgment copies of proper financing statements (Form UCC-1), filed on or prior to the date of the initial Loan, naming Borrower as debtor and Administrator (for the benefit of the Secured Parties) as the secured party as may be necessary or, in the opinion of Administrator, desirable under the UCC to perfect Administrator's (for the benefit of the Secured Parties) security interest in the Collateral, (ii) acknowledgment copies of proper financing statements, filed on or prior to the date of the initial Loan, naming Oxford as seller/debtor, Borrower as purchaser/secured party and Administrator as assignee as may be necessary or, in the opinion of Administrator, desirable under the UCC to perfect Borrower's ownership interest in the Receivables, and (iii) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all liens and other Adverse Claims of any Person in the Collateral granted by Borrower or Originator.

        Search Reports

        . A written search report provided to Administrator by a search service acceptable to Administrator listing all effective financing statements that name Borrower or Originator as debtor or assignor and that are filed in the jurisdictions in which filings were made pursuant to Section 7.1.5 above and in such other jurisdictions that Administrator shall reasonably request, together with copies of such financing statements (none of which shall cover any Collateral or interests therein or proceeds of any thereof), and tax and judgment lien search reports from a Person satisfactory to Administrator showing no evidence of such lien filed against Borrower or Originator.

        Fee Letter; Payment of Fees

        . The Fee Letter, together with all outstanding Fees payable pursuant to the Fee Letter.

        Receivables Sale Agreement

        . (i) Duly executed and delivered counterparts of each of the Receivables Sale Agreement and all documents, agreements and instruments contemplated thereby, and (ii) evidence that each of the conditions precedent to the execution and delivery of the Receivables Sale Agreement has been satisfied to Administrator's satisfaction, and that the initial assignments and transfers under the Receivables Sale Agreement have been consummated.

        Opinions of Counsel

        . Opinions of counsel to Borrower, Servicer and Originator in form and substance satisfactory to Administrator.

        Lender Note

        . The Lender Note, duly executed by Borrower.

        Borrowing Base Certificate

        . A Borrowing Base Certificate, duly executed by an officer of Servicer on Borrower's behalf showing a calculation of the Borrowing Base as of the date of such initial Loan.

        Lock Box Account and Collection Account Agreements

        . The Lock Box Agreements, duly executed by all of the parties thereto, and the Collection Account Agreement, duly executed by all of the parties thereto.

        Releases

        . Releases and termination statements duly executed by each Person, other than Borrower, that has an interest in the Receivables.

        Other

      . Such other documents, certificates and opinions as Administrator may request.

      All Loans

      . The making of each Loan, including without limitation, the initial Loan, is subject to the conditions precedent that:

        No Default, etc.

        (i) No Significant Event, Unmatured Significant Event or Servicer Event of Default has occurred and is continuing or will result from the making of such Loan, (ii) the representations and warranties of Borrower contained in Article VIII are true and correct as of the date of such requested Loan, with the same effect as though made on the date of such Loan, and (iii) after giving effect to such Loan, the aggregate unpaid balance of the Loans will not exceed the Borrowing Base or the Facility Limit. By making a Borrowing Request, Borrower shall be deemed to have represented and warranted that items (i), (ii) and (iii) in the preceding sentence are true and correct.

        Borrowing Request, etc.

        Administrator shall have received a Borrowing Request for such Loan in accordance with Section 2.2, together with all items required to be delivered in connection therewith.

        Commitment Termination Date

        . The Commitment Termination Date shall not have occurred.

        Collateral Review

        . Administrator shall have received the most-recent Collateral Review pursuant to Section 9.1.5(c).

        Accounts

  . The Collection Account and the LockBox Accounts shall have been established and shall be subject to valid and perfected first priority security interests in favor of Administrator for the benefit of the Secured Parties.

  REPRESENTATIONS AND WARRANTIES

  In order to induce Lender and Administrator to enter into this Agreement and, in the case of Lender, to make Loans hereunder, Borrower hereby represents and warrants to Administrator and Lender as to itself as follows, and Servicer hereby represents and warrants to Administrator and Lender as to itself as follows:

      Existence and Power

      . Servicer is a corporation duly organized under the laws of the State of Georgia. Borrower is a corporation duly organized under the laws of the State of [Delaware]. Each of Servicer and Borrower is validly existing and in good standing under the laws of its state of incorporation and is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

      Power and Authority; Due Authorization, Execution and Delivery

      . The execution and delivery by each of Servicer and Borrower of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, and Borrower's use of the proceeds of the Loans made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which Servicer or Borrower is a party has been duly executed and delivered by Servicer or Borrower, as the case may be.

      No Conflict

      . The execution and delivery by each of Borrower and Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets (except as created under the Transaction Documents) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

      Governmental Authorization

      . Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by Servicer or Borrower of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

      Actions, Suits

      . Except as disclosed in the SEC Filings, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Borrower, Servicer or any of Servicer's Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making or repayment of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, Servicer and its Subsidiaries have no material contingent obligations not provided for or disclosed in the SEC Filings.

      Binding Effect

      . This Agreement and each other Transaction Document to which Servicer or Borrower is a party constitute the legal, valid and binding obligations of Servicer or Borrower, as the case may be, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

      Accuracy of Information

      . All information heretofore furnished by Borrower, Servicer or any of their respective Affiliates for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Borrower, Servicer or any of their respective Affiliates will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, not misleading.

      Margin Regulations; Use of Proceeds

      . Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans, directly or indirectly, will be used for a purpose that violates, or would be inconsistent with, Regulations T, U and X promulgated by the Federal Reserve Board from time to time. No portion of the proceeds of any Loan hereunder will be used for a purpose that violates, or would be inconsistent with, any other law, rule or regulation applicable to Borrower.

      Good Title

      . Borrower (i) is the legal and beneficial owner of the Receivables and (ii) is the legal and beneficial owner of the Related Security with respect thereto or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Borrower's ownership interest in each such Receivable, its Collections and the Related Security except for Excluded Items.

      Perfection

      . This Agreement is effective to create a valid security interest in the Collateral favor of Administrator, for the benefit of the Secured Parties. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Administrator's security interest, for the benefit of the Secured Parties, in the Collateral (except for Excluded Items). The Collateral is free of any Adverse Claim except as created under the Transaction Documents.

      Places of Business and Locations of Records

      . The principal place of business and chief executive office of each of Borrower and Servicer is located at its address referred to on Schedule 15.3 to this Agreement (or at such other locations, notified to Administrator in jurisdictions where all action required to perfect or maintain the perfection of Administrator's security interest in the Collateral has been taken). Borrower's Federal Employer Identification Number is 58-2605145.

      Accounts

      . Borrower represents and warrants that (a) Schedule 8.12 hereto is a complete and accurate listing, as of the Closing Date, of the LockBoxes and LockBox Accounts, (b) each of the LockBox Accounts has been established in, or transferred into, Borrower's name, and (c) each of the banks maintaining a LockBox Account has been instructed to sweep all available cash in such LockBox Account to the Collection Account each Business Day. Neither Servicer nor Borrower has granted any interest in the Collection Account, any LockBox or any LockBox Account to any Person other than Administrator, and Administrator has exclusive control of the Collection Account and the LockBox Accounts.

      No Material Adverse Effect

      . Since [December 31, 2000], no event has occurred that could reasonable be expected to have a Material Adverse Effect.

      Names

      . The name in which Borrower has executed this Agreement is identical to the name of Borrower as indicated on the public record of the State of [Delaware]. Borrower has not used any corporate name, trade name or assumed name other than the name in which it has executed this Agreement.

      Ownership of Borrower; No Subsidiaries

      . All of the issued and outstanding equity interests of Borrower are owned beneficially and of record by Oxford, free and clear of any Adverse Claim. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Borrower. Borrower has no Subsidiaries.

      Not a Holding Company or an Investment Company

      . Neither Borrower nor Servicer is a "holding company" or a "subsidiary holding company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Neither Borrower nor Servicer is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

      Compliance with Credit and Collection Policy

      . Each of Borrower and Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except such material change as to which Administrator has given its prior written consent.

      Solvency

      . Both before and after giving effect to each Loan, Borrower is Solvent.

      Eligible Receivables

      . Each Receivable included in the Borrowing Base as an Eligible Receivable as of the date of (a) any Borrowing Base Certificate, (c) any Monthly Report or (c) the making of any Loan, is an Eligible Receivable on such date.

      Accuracy of Information

      . All information heretofore furnished by, or on behalf of, Borrower or Servicer to Administrator or Lender in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in every material respect (without omission of any information necessary to prevent such information from being materially misleading).

      Sales by Originator

  . Each sale of Receivables by Originator to Borrower shall have been effected under, and in accordance with the terms of, the Receivables Sale Agreement, including the payment by Borrower to Originator of an amount equal to the purchase price therefor as described in the Receivables Sale Agreement, and each such sale shall have been made for "reasonably equivalent value" (as such term is used under Section548 of the United States Bankruptcy Code) and not for or on account of "antecedent debt" (as such term is used under Section547 of the United States Bankruptcy Code) owed by Borrower to Originator.

  COVENANTS OF BORROWER AND SERVICER

      Affirmative Covenants

      . From the date hereof until the first day, following the Commitment Termination Date, on which all Obligations shall have been finally and fully paid and performed, each of Borrower and Servicer hereby covenants and agrees with Lender and Administrator that as to itself, as follows:

        Compliance with Laws, Etc.

        Each of Borrower and Servicer will comply in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including those which relate to the Receivables).

        Preservation of Corporate Existence

        . Each of Borrower and Servicer will preserve and maintain its existence rights, franchises and privileges in the jurisdiction of its incorporation or organization, and qualify and remain qualified in good standing as a foreign entity in the jurisdiction where its principal place of business and its chief executive office are located and in each other jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would have a Material Adverse Effect.

        Performance and Compliance with Receivables

        . Each of Borrower and Servicer will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Receivables and all other agreements related to such Receivables.

        Credit and Collection Policy

        . Each of Borrower and Servicer will comply in all material respects with the Credit and Collection Policy.

        Reporting Requirements

        . Each of Borrower and Servicer will furnish to Administrator and Lender:

          Financial Statements.

          (i) as soon as available, and in any event within 95 days after the end of each year, a copy of the balance sheet of Borrower, in each case, as at the end of such year, together with the related statement of earnings for such year, certified by the chief executive officer, chief financial officer or controller of Borrower (which certification shall state that such balance sheet and statement or earnings fairly present the financial condition and results of operations for such year in accordance with GAAP except for the absence of footnotes), together with a certificate of such officer stating that such officer has obtained no knowledge that a Significant Event or Unmatured Significant Event has occurred and is continuing, or if, in the opinion of such officer, such a Significant Event or Unmatured Significant Event has occurred and is continuing, a statement as to the nature thereof;

          (ii) as soon as available and in any event within 95 days after the end of each year, a balance sheet of Oxford as of the end of such year and statements of income and retained earnings and of source and application of funds of Oxford, along with consolidating statements, for the period commencing at the end of the previous year and ending with the end of such year, in each case setting forth comparative figures for the previous year, certified without material qualification in a manner satisfactory to Administrator by nationally recognized independent public accountants (it being understood that delivery of Oxford's Form 10-K for such year filed with the Securities and Exchange Commission will satisfy the foregoing requirement); and

          (iii) as soon as available and in any event within 50 days after the end of each fiscal quarter, quarterly balance sheets and quarterly statements of source and application of funds and quarterly statements of income and retained earnings of Oxford, certified by the chief executive or financial officer or controller of Oxford (which certification shall state that such balance sheets and statements fairly present the financial condition and results of operations for such fiscal quarter, subject to year-end audit adjustments) (it being understood that delivery of Oxford's Form 10-Q filed with the Securities and Exchange Commission for such fiscal quarter will satisfy the foregoing requirement), delivery of which balance sheets and statements shall be accompanied by a certificate of such chief financial officer or controller to the effect that no Significant Event or Unmatured Significant Event has occurred and is continuing.

          Borrowing Base Certificates and Monthly Reports.

          (i) On or before Monday of each week after the Closing Date (or if any such day is not a Business Day, the next succeeding Business Day), Servicer shall prepare and deliver to Administrator and Lender a Borrowing Base Certificate as of the last Business Day of the week then most recently ended, signed by an authorized officer of Servicer; and

          (ii) On or before the third Business Day preceding each Distribution Date, Servicer shall prepare and deliver to Administrator and Lender a Monthly Report as of the last day of the month then most recently ended, signed by an authorized officer of Servicer.

          Significant Events

          . As soon as possible but in any event within one (1) Business Day after any officer of Borrower or Servicer becomes aware of the occurrence of a Significant Event or an Unmatured Significant Event, Borrower or Servicer, as the case may be, will deliver to Administrator and Lender an officer's certificate of Borrower setting forth details of such event and the action that Borrower or Servicer, as the case may be, proposes to take with respect thereto.

          Servicing Certificate

          . Servicer shall deliver, or cause to be delivered, to Administrator, on or before the date that is 95 days after the end of each year, an officer's certificate signed by the president, chief executive officer or any vice president of Servicer, dated as of the last day of the preceding year, stating that (a) a review of the activities of Servicer during the preceding 12-month period and of its performance under this Agreement has been made under such officer's supervision and (b) to the best of such officer's knowledge, based on such review, Servicer has fulfilled its obligations under the Agreement throughout such year and has complied in all respects with the Credit and Collection Policy, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

          Collateral Review

          . As soon as possible, and in any event within thirty (30) days after the Closing Date, and after each semi-annual period thereafter, a report of the independent certified public accountants of Oxford (each such report, a "Collateral Review") which satisfies the requirements set forth on Schedule 9.1.5.

          Other

        . Promptly, from time to time, such other information, documents, records or reports respecting the Collateral, the Receivables or the condition or operations, financial or otherwise, of Borrower or Originator as Administrator may from time to time reasonably request in order to protect the interests of Administrator or Lender under or as contemplated by this Agreement or the other Transaction Documents.

        Use of Proceeds

        . Borrower will use the proceeds of the Loans made hereunder solely in connection with the acquisition or funding of Receivables or the repayment of amounts owed under the Subordinated Note in connection therewith.

        Separate Legal Entity

        . Borrower hereby acknowledges that Lender and Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon Borrower's identity as a legal entity separate from any other Person. Therefore, from and after the date hereof, Borrower shall take all reasonable steps to continue Borrower's identity as a separate legal entity and to make it apparent to third Persons that Borrower is an entity with assets and liabilities distinct from those of any other Person, and is not a division of any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in Section 9.1.2, Borrower shall take such actions as shall be required in order that:

        (a) Borrower will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to owning financial assets and financing the acquisition thereof and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

        (b) Not less than one member of Borrower's Board of Directors (each, an "Independent Director") shall be an individual who is not, and during the past five (5) years has not been, a director, officer, employee or 5% beneficial owner of the outstanding common stock of any Person or entity beneficially owning any outstanding shares of common stock of Oxford or any Affiliate thereof; provided, however, that an individual shall not be deemed to be ineligible to be an Independent Director solely because such individual serves or has served in the capacity of an "independent director" or similar capacity for special purpose entities formed by Oxford or any of its Affiliates. The certificate of incorporation of Borrower shall provide that (i) the Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Borrower unless the Independent Directors shall approve the taking of such action in writing prior to the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Directors;

        (c) Any employee, consultant or agent of Borrower will be compensated from funds of Borrower, as appropriate, for services provided to Borrower;

        (d) Borrower will allocate and charge fairly and reasonably overhead expenses shared with any other Person. To the extent, if any, that Borrower and any other Person share items of expenses such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; Borrower's operating expenses will not be paid by any other Person except as permitted under the terms of this Agreement or otherwise consented to by Administrator and Lender;

        (e) Borrower's books and records will be maintained separately from those of any other Person;

        (f) All audited financial statements of any Person that are consolidated to include Borrower will contain detailed notes clearly stating that (A) all of Borrower's assets are owned by Borrower, and (B) Borrower is a separate corporate entity;

        (g) Borrower's assets will be maintained in a manner that facilitates their identification and segregation from those of any other Person;

        (h) Borrower will strictly observe corporate formalities in its dealings with all other Persons, and funds or other assets of Borrower will not be commingled with those of any other Person;

        (i) Borrower shall not, directly or indirectly, be named or enter into an agreement to be named, as a direct or contingent beneficiary or loss payee, under any insurance policy with respect to any amounts payable due to occurrences or events related to any other Person; and

        (j) Any Person that renders or otherwise furnishes services to Borrower will be compensated thereby at market rates for such services it renders or otherwise furnishes thereto. Borrower will not hold itself out to be responsible for the debts of any other Person or the decisions or actions respecting the daily business and affairs of any other Person.

        Adverse Claims on Receivables

        . Each of Borrower and Servicer will, and will require Originator to, defend each Receivable against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Administrator and the Secured Parties.

        Further Assurances

        . At its expense, each of Borrower and Servicer will perform all acts and execute all documents reasonably requested by Administrator at any time to evidence, perfect, maintain and enforce the title or the security interest of Administrator in the Receivables and the priority thereof. Each of Borrower and Servicer will, at the reasonable request of Administrator, execute and deliver financing statements relating to or covering the Collateral and, where permitted by law, Borrower shall authorize Administrator to file one or more financing statements signed only by Administrator. Borrower shall, and shall cause Originator to, cause its computer records, master data processing records and other books and records relating to the Receivables to be marked, with a legend stating that the Receivables have been sold to Borrower and that the Collateral has been pledged to Administrator for the benefit of the Secured Parties.

        Servicing

        . Servicer shall use all reasonable measures to prevent or minimize any loss being realized on a Receivable and shall take all reasonable steps to recover the full amount of such loss. Borrower and Servicer shall, at their own expense, take such steps as are necessary to maintain perfection of the security interest created by each Receivable in the related goods and merchandise subject thereto. Servicer shall use its best efforts, consistent with prudent servicing procedures, to repossess or otherwise convert the ownership of the goods or merchandise securing any Receivable which becomes a Defaulted Receivable. Servicer shall follow such practices and procedures for servicing the Receivables as would be customary and usual for a prudent servicer under similar circumstances, including using reasonable efforts to realize upon any recourse to the Obligors and selling the goods securing a Receivable at a public or private sale.

        Inspection

        . Each of Borrower and Servicer shall permit Lender, Administrator or their duly authorized representatives, attorneys or auditors to inspect the Receivables, the Receivable Files, Documents and the related accounts, records and computer systems, software and programs used or maintained by Borrower or Servicer at such times as Lender or Administrator may reasonably request. Upon instructions from Lender or Administrator, each of Borrower and Servicer shall release any document in its possession related to any Receivables to Lender or Administrator, as the case may be, or to the Servicer, if requested by Lender or Administrator.

        Cooperation

        . Each of Borrower and Servicer shall provide such cooperation, information and assistance, and prepare and supply Administrator with such data regarding the performance by the Obligors of their obligations under the Receivables and the performance by Borrower and Servicer of their respective obligations under the Transaction Documents, as may be reasonably requested by Administrator from time to time.

        Facility

        . Servicer shall maintain its facility from which it services the Receivables in its present condition, ordinary wear and tear excepted, or such other facility of similar quality, security and safety as Servicer may select from time to time. Servicer shall make all property tax payments, lease payments and all other payments with respect to such facility. Servicer shall (i) ensure that Administrator shall have complete and unrestricted access, at Servicer's expense, to such facility and all computers and other systems relating to the servicing of the Receivables and all persons employed at such facility, (ii) use its best efforts to retain the employees based at such facility to provide assistance to Administrator and (iii) continue to store on a daily basis all back-up files relating to the Receivables and the servicing of the Receivables at Servicer's facilities, or such other storage facility of similar quality, security and safety as Servicer may select from time to time, in the case of each of clauses (i), (ii) and (iii) until the receipt of all Collections in respect of all Receivables or all Receivables have been written off in accordance with the Credit and Collection Policy.

        Accounts

      . Borrower shall not maintain any bank accounts other than the accounts described on Schedule 8.12. Except as set forth in the last sentence of Section 11.2.3(b), neither Borrower nor Servicer shall make, nor will either of them permit Originator to make, any change in its instructions to Obligors regarding payments to be made to a LockBox. Neither Borrower nor Servicer will, nor will either of them permit Originator to (a) close the Collection Account or (b) add any LockBox Account Bank or Lock Box Account to those listed on Schedule 8.12 unless Administrator shall have consented thereto and received a copy of any new duly executed LockBox Account Agreement. Neither Borrower nor Servicer will, nor will either of them permit Originator to, change any LockBox Account Bank or close any LockBox or LockBox Account unless Administrator shall have received at least thirty (30) days' prior notice of such termination and (i) in the case of a closed LockBox, all applicable Obligors have been notified to make payments to another LockBox that clears through a LockBox Account which is subject to a LockBox Account Agreement, or (ii) in the case of termination of a LockBox Bank or closing of a LockBox Account, a new LockBox Account Agreement is entered into with respect to any new or replacement LockBox Account or LockBox Account Bank.

      Negative Covenants

      . From the date hereof until the first day, following the Commitment Termination Date, on which all Obligations shall have been finally and fully paid and performed, each of Borrower and Servicer hereby covenants and agrees as to itself as follows:

        Sales, Liens, Etc

        . Except pursuant to, or as contemplated by, the Transaction Documents, Borrower shall not sell (and shall not permit Servicer, acting on Borrower's behalf to), assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist voluntarily or involuntarily any Adverse Claims upon or with respect to any of its assets, including, without limitation, the Collateral, any interest therein or any right to receive any amount from or in respect thereof.

        Mergers, Acquisitions, Sales, Subsidiaries, etc

        . Borrower shall not:

        (a) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, except for Permitted Investments, or sell, transfer, assign, convey or lease any of its property and assets (or any interest therein) other than pursuant to, or as contemplated by, this Agreement or the other Transaction Documents;

        (b) make, incur or suffer to exist an investment in, equity contribution to, loan or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for Permitted Investments or pursuant to the Transaction Documents;

        (c) create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person other than pursuant to the Transaction Documents; or

        (d) enter into any transaction with any Affiliate except for the transactions contemplated by the Transaction Documents and other transactions upon fair and reasonable terms materially no less favorable to Borrower than would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

        Change in Business; Change in Credit and Collection Policy

        . Borrower will not make any change in the character of its business. Neither Borrower nor Servicer will make any change in the Credit and Collection Policy that could adversely affect the collectibility of any Receivable.

        Other Debt

        . Borrower will not incur any Debt to any Person other than pursuant to this Agreement, the Receivables Sale Agreement or otherwise in connection with a transaction involving Lender, Bank, any Credit Bank, any Liquidity Bank or any other Persons providing liquidity or credit support to Lender.

        Certificate of Incorporation and By-Laws

        . Borrower shall not amend its certificate of incorporation or by-laws.

        Chief Executive Office

        . Borrower shall not move its chief executive office or permit the documents and records evidencing the Receivables to be moved unless (i) Borrower or Servicer, as the case may be, shall have given to Administrator prior written notice thereof, clearly describing the new location, and (ii) Borrower shall have taken such action, satisfactory to Administrator, to maintain the title or ownership of Borrower and any security interest of Administrator in the Collateral at all times fully perfected and in full force and effect. Servicer shall not, in any event, move the location where it conducts the servicing and collection of the Receivables from the address referred to on Schedule 15.3 to this Agreement, without the prior written consent of Administrator, which consent shall not be unreasonably withheld or delayed.

        Financing Statements

        . Borrower shall not execute any effective financing statement (or similar statement or instrument of registration under the laws of any jurisdiction) or statements relating to any Receivables other than the financing statements described in Section 7.1.5.

        Business Restrictions

  . Borrower shall not (i) engage in any business other than the acquisition, financing and collection of Receivables and other Collateral, (ii) engage in any transactions or be a party to any documents, agreements or instruments, other than the Transaction Documents and those incidental to the purposes thereof, or (iii) incur any trade payables (other than for professional fees incurred in the ordinary course of business) or other liabilities not constituting Debt permitted under Section 9.2.4 if such the aggregate outstanding balance of such trade payables and other liabilities would at any time exceed $10,700.

  SIGNIFICANT EVENTS AND THEIR EFFECT

      Events of Default

      . Each of the following shall constitute an "Event of Default" under this Agreement:

        Non-Payment of Loans, Etc

        . Borrower shall fail to make any payment when due of any principal of or interest on any Loan, or payment of any other Obligation payable by Borrower hereunder or under the other Transaction Documents, including, without limitation, any Fees and Indemnified Amounts, or shall fail to make any deposit required to be made hereunder when due and, in each of the foregoing cases, such failure shall continue for three (3) Business Days.

        Non-Compliance with Other Provisions

        . Borrower shall:

        (a) fail to perform or observe any covenant contained in Section 9.2 of this Agreement and such failure shall remain unremedied for three (3) days after the earlier to occur of (i) Borrower's having knowledge thereof and (ii) Borrower's having received written notice thereof from the Lender or Administrator, or

        (b) fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after the earlier to occur of (i) Borrower's having knowledge thereof and (ii) Borrower's having received written notice thereof from the Lender or Administrator.

        Breach of Representations and Warranties

        . Any representation, warranty, certification or statement made by Borrower in this Agreement, any other Transaction Document to which Borrower is a party or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

        Bankruptcy

        . An Event of Bankruptcy shall have occurred and remained continuing with respect to Borrower or Servicer.

        Tax Liens

      . The Internal Revenue Service shall file notice of a lien pursuant to Section6323 of the Internal Revenue Code with regard to any of the assets of Borrower, and such lien shall not have been released within fifteen (15) Business Days.

      Amortization Events

      . Each of the following shall constitute an "Amortization Event" under this Agreement:

        Servicer Event of Default

        . A Servicer Event of Default shall have occurred and remained continuing.

        Borrowing Base Deficit

        . A Borrowing Base Deficit shall exist and such condition shall continue unremedied for three (3) Business Days.

        Default Ratio

        . The Default Ratio shall equal or exceed 1.5% on a rolling three-month average basis.

        Delinquency Ratio

        . The Delinquency Ratio shall equal or exceed 2.5% on a rolling three-month average basis.

        Dilution Ratio

        . The Dilution Ratio shall equal or exceed 9.5% on a rolling three-month average basis.

        Accounts Receivable Turnover Ratio

        . The Accounts Receivable Turnover Ratio shall be less than 6.5 to 1 for any Calculation Period.

        Event of Default

        . An Event of Default shall have occurred and be continuing.

        Validity of Transaction Documents

        . (a) Any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Borrower, Servicer or Originator party to such Transaction Document, (b) Borrower, Originator or Servicer shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (c) any security interest securing any Secured Obligation shall, in whole or in part, cease to be a perfected first priority security interest.

        Termination Date

      . The "Termination Date" under and as defined in the Receivables Sale Agreement shall occur.

      Effect of Significant Event.

  (a) Optional Termination

  . Upon the occurrence of a Significant Event (other than an Event of Default described in Section 10.1.4), Administrator may, and at the request of Lender shall, by notice to Borrower (a copy of which shall be promptly forwarded by Administrator to each Rating Agency), declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Lender's Commitment (if not theretofore terminated) to be terminated by declaring the Commitment Termination Date to have occurred, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Lender's Commitment shall terminate.

  (b) Automatic Termination

  . Upon the occurrence of an Event of Default described in Section 10.1.4), the Commitment Termination Date shall be deemed to have occurred automatically, and all outstanding Loans and all other Obligations shall become immediately and automatically due and payable, all without presentment, demand, protest, or notice of any kind.

  (c) Notice to Rating Agencies

  . Administrator shall notify each Rating Agency of the occurrence of any continuing Significant Event, promptly following its actual knowledge thereof.

  (d) Limitation on Funds Available for Payments

  . Unless and until the aggregate outstanding principal balance of the Loans hereunder is less than 10% of the highest amount ever borrowed hereunder, no repayment of the Obligations may be made with any funds other than (A) Collections and (B) the Borrower's initial paid-in cash capital (if any then remains).

  THE SERVICER

      Oxford as Initial Servicer

      . The servicing, administering and collection of the Receivables shall be conducted by the Person designated from time to time as Servicer under the Servicing Agreement. Until such time following the occurrence of a Servicer Default or an Amortization Event as Administrator shall notify Oxford and Borrower in writing of the revocation of such power and authority, Borrower, Lender and Administrator hereby appoint Oxford to act as Servicer under the Transaction Documents.

      Certain Duties of the Servicer.

        Authorization to Act as Borrower's Agent

        . Borrower hereby appoints Servicer as its agent for the following purposes: (i) selecting the amount of each requested Loan and executing Borrowing Requests on behalf of Borrower, (ii) making transfers among, deposits to and withdrawals from all deposit accounts of Borrower for the purposes described in the Transaction Documents, (iii) arranging payment by Borrower of all Fees, expenses, other Obligations and other amounts payable under the Transaction Documents, (iv) causing the repayment and prepayment of the Loans as required and permitted pursuant to Section 4.1 and (v) executing and preparing the Monthly Reports; provided, however, that Servicer shall act in such capacity only as an agent of Borrower and shall incur thereby no additional obligations with respect to any Loan, and nothing herein shall be deemed to authorize Servicer to take any action as Borrower's agent which Borrower is precluded from taking itself. Borrower irrevocably agrees that (A) it shall be bound by all proper actions taken by Servicer pursuant to the preceding sentence, and (B) Lender, Administrator and the banks holding all deposit accounts of Borrower are entitled to accept submissions, determinations, selections, specifications, transfers, deposits and withdrawal requests, and payments from Servicer on behalf of Borrower.

        Servicer to Act as Servicer.

        (a) Servicer shall service and administer the Receivables on behalf of Borrower and Administrator (for the benefit of the Secured Parties) and shall have full power and authority, acting alone and/or through subservicers as provided in Section 11.2.2(c), to do any and all things which it may deem reasonably necessary or desirable in connection with such servicing and administration and which are consistent with this Agreement. Consistent with the terms of this Agreement, Servicer may waive, modify or vary any term of any Receivable or consent to the postponement of strict compliance with any such term or in any manner, grant indulgence to any Obligor if, in Servicer's reasonable determination, such waiver, modification, postponement or indulgence is not materially adverse to the interests of Borrower or Administrator (for the benefit of the Secured Parties); provided, however, that Servicer may not permit any modification with respect to any Receivable that would reduce the Unpaid Balance (except for actual payments thereof), or extend the due date thereof, except that Servicer may take such actions with respect to Defaulted Receivables if such actions will, in Servicer's reasonable business judgment, maximize the Collections thereof. Without limiting the generality of the foregoing, Servicer in its own name or in the name of Borrower is hereby authorized and empowered by Borrower when Servicer believes it appropriate in its best judgment to execute and deliver, on behalf of Borrower, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Receivables.

        (b) Servicer shall service and administer the Receivables by employing such procedures (including collection procedures) and degree of care, in each case consistent with applicable law, with the Credit and Collection Policy and with prudent industry standards, as are customarily employed by Servicer in servicing and administering receivables owned or serviced by Servicer comparable to the Receivables. Servicer shall not take any action to impair Administrator's (for the benefit of the Secured Parties) security interest in any Receivable, except to the extent allowed pursuant to this Agreement or required by law.

        (c) Servicer may perform any of its duties pursuant to this Agreement, including those delegated to it pursuant to this Agreement, through subservicers appointed by Servicer, provided that such subservicing arrangements may be terminated, at Administrator's discretion, upon the replacement of Oxford as Servicer. Such subservicers may include Affiliates of Servicer. Notwithstanding any such delegation of a duty, Servicer shall remain obligated and liable for the performance of such duty as if Servicer were performing such duty.

        (d) Servicer may take such actions as are necessary to discharge its duties as Servicer in accordance with this Agreement, including the power to execute and deliver on behalf of Borrower such instruments and documents as may be customary, necessary or desirable in connection with the performance of Servicer's duties under this Agreement (including consents, waivers and discharges relating to the Receivables).

        (e) Servicer shall keep separate records covering the transactions contemplated by this Agreement, including the identity and collection status of each Receivable purchased by Borrower from Originator and the Purchase Price Credits.

        Collections.

        (a) On or prior to the Closing Date, Borrower and Servicer shall have established and shall maintain thereafter the following system of collecting and processing Collections of Receivables. The Obligors shall be instructed to make payments of Receivables only by check, draft or money order mailed to a LockBox listed on Schedule 8.12 (such payments, upon receipt in such a LockBox, being referred to herein as "Mail Payments"), or by wire transfer or ACH to a LockBox Account.

        (b) On or prior to the Closing Date, Administrator shall have received a LockBox Agreement with respect to each LockBox Account. Servicer's right of access to any LockBox Account shall be revocable at the option of Administrator upon the occurrence of Unmatured Significant Event or Significant Event. In addition, after the occurrence of any Unmatured Significant Event or any Significant Event, Servicer agrees that it shall, upon the written request of Administrator, notify all Obligors under Receivables to make payment thereof to (i) one or more bank accounts and/or post-office boxes designated by Administrator and specified in such notice or (ii) any successor Servicer appointed hereunder.

        (c) Servicer shall remove all Mail Payments, or cause all Mail Payments to be removed, from each LockBox by the close of business on each Business Day and deposited into a LockBox Account. Servicer shall process all such Mail Payments, and all wire transfers, ACH payments and other payments on the date received by recording the amount of the payment received from the Obligor and the applicable account or invoice number.

        (d) All Collections received by Originator or Servicer in respect of Receivables will, pending remittance to the Collection Account as provided in Section 11.2.4, be held by Originator or Servicer in trust for the exclusive benefit of Administrator, and shall not be commingled with any other funds or property of Originator or Servicer.

        (e) Borrower and Servicer hereby irrevocably waive any right to set-off or otherwise deduct any amount owing by or to them from any Collections received by them prior to remittance thereof in accordance with this Agreement.

        (f) In performing its duties and obligations hereunder, Servicer (i) shall not impair the rights of Borrower or Administrator in any Receivable, (ii) shall not amend the terms of any Receivable other than in accordance with the Credit and Collection Policy and this Agreement, (iii) shall not release any goods securing a Receivable from the lien created by such Receivable except as specifically provided for herein, and (iv) shall be entitled to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any goods securing such Receivable. In the event that Servicer shall breach any of its covenants set forth in clause (i), (ii) or (iii) of this Section 11.2.3(f), Servicer shall pay the Unpaid Balance of each Receivable affected thereby on the Distribution Date following the Calculation Period in which such event occurs. For the purposes of Section 11.7 hereof, Servicer shall not be deemed to have breached its obligations under this Section 11.2.3(f) unless it shall fail to make such payment with respect to any Receivable affected by Servicer's noncompliance with clause (i), (ii) or (iii) of this Section 11.2.3(f).

        (g) All payments or other amounts collected or received by Servicer in respect of a Receivable shall be applied to the Unpaid Balance of such Receivable.

        Collection Account.

      (a) On any Business Day, Borrower may withdraw, or permit Servicer to withdraw, funds that are on deposit in the Collection Account, provided that (i) no Significant Event or Unmatured Significant Event has occurred and is continuing, (ii) the Commitment Termination Date has not occurred, and (iii) after giving effect to such withdrawal, no Borrowing Base Deficit has occurred or will result therefrom and there are funds in the Collection Account at least equal to the interest on the Loans and the Fees accrued through such date.

      (b) Prior to 3:00 p.m., New York time, on the Business Day preceding each Distribution Date (a "Deposit Date"): (i) Servicer shall deposit or cause to be deposited in the Collection Account, to the extent not already on deposit therein, an amount equal to, without duplication, the lesser of (A) the sum of (1) the aggregate amount of all Collections received during the immediately preceding Calculation Period, plus (2) the aggregate amounts due from Servicer on such Distribution Date pursuant to Section 11.2.3(f) hereof, plus (3) the aggregate amount of Purchase Price Credits, if any, required to be made in cash on such Distribution Date in accordance with the Receivables Sale Agreement, and (B) the amounts due on such Distribution Date pursuant to clauses first through seventh of Section 4.2(b), provided that if a Significant Event or Unmatured Significant Event shall exist on such Distribution Date or the Commitment Termination Date has occurred, then the Servicer shall deposit all of the amounts described in the foregoing clause (A) in the Collection Account on such Deposit Date.

      (c) Servicer shall distribute the amounts on deposit in the Collection Account in accordance with Section 4.2 hereof.

      (d) Funds deposited in the Collection Account may be invested by Servicer in Permitted Investments that mature not later than the Business Day next preceding the Distribution Date. All income, gain or losses realized from any such investment shall be credited or debited (as applicable) to the balance of the Collection Account. Servicer shall have no obligation to reimburse the Collection Account for any losses realized by reason of such investments.

      Servicing Compensation

      . Servicer, as compensation for its activities hereunder, shall be entitled to receive the Servicing Fee, which shall be payable by Borrower on each Distribution Date from funds on deposit in the Collection Account in accordance with Section 4.2. Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of the fees and expenses of any subservicer) and shall not be entitled to reimbursement therefor except as specifically provided herein.

      Agreement Not to Resign

      . Oxford acknowledges that Lender and Administrator have relied on Oxford's agreement to act as Servicer hereunder in their respective decisions to execute and deliver the respective Transaction Documents to which they are parties. In recognition of the foregoing, Oxford agrees not to resign as Servicer voluntarily, except as required by law (as evidenced by the delivery of an outside opinion of counsel to Administrator, in form and substance satisfactory to Administrator), without the prior written consent of Administrator.

      Designation of Servicer

      . Borrower agrees not to designate any Person other than Oxford as Servicer without the prior written consent of Administrator.

      Termination

      . The authorization of Servicer to act on behalf of Borrower under this Agreement and the other Transaction Documents shall terminate at the sole discretion of Administrator upon the replacement of Servicer by a successor Servicer selected by Administrator.

      Servicer Events of Default

      . Each of the following shall constitute a "Servicer Event of Default" under this Agreement:

        Failure to Make Payments and Deposits

        . Servicer shall fail to make any payment or deposit required to be made by it hereunder on the date when due and, in each of the foregoing cases, such failure shall continue for three (3) Business Days.

        Non-Compliance with Other Provisions

        . Servicer shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after the earlier to occur of (i) Servicer's having knowledge thereof and (ii) Servicer's having received written notice thereof from the Lender or Administrator.

        Delegation

        . Servicer shall delegate any of its duties hereunder, except as expressly permitted in accordance with the terms hereof.

        Breach of Representations and Warranties

        . Any representation, warranty, certification or statement made by Servicer in this Agreement, any other Transaction Document to which Servicer is a party or in any Borrowing Base Certificate, Monthly Report or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

        Consolidated Tangible Net Worth

        . So long as Oxford shall be the Servicer, the Consolidated Tangible Net Worth of Oxford shall be less than or equal to $150,000,000;

        Bankruptcy

        . An Event of Bankruptcy shall have occurred and remained continuing with respect to Servicer.

        Judgments

        . A final judgment or judgments for the payment of money in excess of $10,700 in the aggregate shall have been rendered against Borrower, or in excess of $5,000,000 in the aggregate shall have been rendered against Servicer, and the same shall have remained unsatisfied and in effect, without stay of execution, for a period of thirty (30) consecutive days after the period for appellate review shall have elapsed.

        Cross-Default to Material Debt

  . Failure of Servicer to pay any Debt in excess of $5,000,000 in aggregate principal amount ("Material Debt") when due; or the default by Servicer in the performance of any term, provision or condition contained in any agreement under which any Material Debt was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Debt to cause, such Indebtedness to become due prior to its stated maturity; or any Material Debt of Servicer shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

  At any time during the continuance of any Servicer Event of Default, Administrator may, in its sole discretion, notify Servicer in writing of the revocation of its appointment as Servicer hereunder. Upon revocation of Servicer's appointment hereunder, Administrator shall appoint a successor Servicer. Servicer agrees that upon receipt of written notification from Administrator of the revocation of Servicer's appointment as Servicer hereunder, Servicer shall upon the written request of Administrator (which request may be contained in the notification of revocation) (i) notify all Obligors under the Receivables to make payment thereof to a bank account(s) or post office box designated by Administrator and specified in such notice, and (ii) pay to Administrator (or its designee) immediately all Collections then held or thereafter received by Servicer or Originator of Receivables, together with all other payment obligations of the Servicer hereunder owing to Lender or Administrator. Servicer shall, at its sole cost and expense, cooperate with and assist the successor Servicer (including, without limitation, providing access to, and transferring, all Receivable Files and all records (including data-processing records) relating thereto (which shall be held in trust for the benefit of the parties hereto in accordance with their respective interests)) and allowing the successor Servicer to use all licenses, hardware or software necessary or desirable to collect the Receivables). Oxford irrevocably agrees to act (if requested to do so) as the data-processing agent for the successor Servicer (in substantially the same manner as Oxford conducted such data-processing functions while it acted as Servicer).

  ADMINISTRATOR

      Authorization and Action

      . Lender hereby appoints SunTrust Equitable Securities Corporation as its Administrator for purposes of the Transaction Documents and authorizes SunTrust Equitable Securities Corporation in such capacity to take such action on its behalf under each Transaction Document and to exercise such powers hereunder and thereunder as are delegated to SunTrust Equitable Securities Corporation, as Administrator, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

      Administrator and Affiliates

  . Bank and any of its Affiliates may generally engage in any kind of business with Borrower, Bank, Servicer, any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of Borrower, Bank, Servicer, any Obligor or any of their respective Affiliates, all as if SunTrust Equitable Securities Corporation were not Administrator and without any duty to account therefor to Lender.

  ASSIGNMENTS

      Restrictions on Assignments

      . Neither Borrower nor Servicer may assign its rights hereunder or any interest herein without the prior written consent of Administrator and Lender. Lender may not assign all or any portion of Lender's Commitment to any Person other than the Liquidity Bank(s) without the prior written consent of Borrower and Administrator. Nothing herein shall be deemed to preclude Lenders from pledging or assigning all or any portion of any Loan or the Lender Note:

      (a) to Credit Bank, any Liquidity Bank (or any successor of any thereof by merger, consolidation or otherwise), any Affiliate of Credit Bank or any Liquidity Bank in connection with a draw under the Liquidity Agreement or a Credit Advance (which may then assign all or any portion thereof so assigned or any interest therein to such party or parties as it may choose); or

      (b) to any other Person proposed by Lender and consented to by Administrator.

      Administrator shall promptly provide notice of any assignment to each Rating Agency. Subject to Section 13.2, all of the aforementioned assignments shall be upon such terms and conditions as Lender and the assignee may mutually agree.

      Documentation

      . Lender shall deliver to each assignee an assignment, in such form as Lender and the related assignee may agree, duly executed by Lender, assigning any such Loan to the assignee, and Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee's right, title and interest in and to such Loan, and to enable the assignee to exercise or enforce any rights hereunder or under the Lender Note evidencing such Loan.

      Rights of Assignee

      . Upon the foreclosure of any assignment of any Loans made for security purposes, or upon any other assignment of any Loan from Lender pursuant to this Article XIII, the respective assignee receiving such assignment shall have all of the rights of Lender hereunder to the extent of such assignment with respect to such Loans and all references to Lender in Section 6.1 shall be deemed to apply to such assignee to the extent of such assignment.

      Notice of Assignment

  . Lender shall provide notice to Borrower of any assignment hereunder by Lender to any assignee. Lender authorizes Administrator to, and Administrator agrees that it shall, endorse the Lender Note to reflect any assignments made pursuant to this Article XIII or otherwise.

  INDEMNIFICATION

      General Indemnity of Borrower

      . Without limiting any other rights which any such Person may have hereunder or under applicable law, Borrower hereby agrees to indemnify Administrator, Lender, Servicer, each Liquidity Bank, each Credit Bank, Bank, each of Bank's Affiliates and each of their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an "Indemnified Party"), forthwith on demand, on an after-tax basis, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively called "Indemnified Amounts") awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby, any commingling of funds (whether or not permitted hereunder), or the use of proceeds therefrom by Borrower, including (without limitation) in respect of the funding of any Loan or in respect of any Receivable; excluding, however, (a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification, and (b) Excluded Taxes.

      Indemnity of Servicer

  . Without limiting any other rights which any such Person may have hereunder or under applicable law, Oxford as Servicer, hereby agrees to indemnify each Indemnified Party forthwith on demand, on an after-tax basis, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising from, or related to, the negligence or willful misconduct of Oxford, the inaccuracy of any representation or warranty of Oxford, or the failure of Oxford to perform its obligations under any Transaction Document; excluding, however, (a) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, (b) Indemnified Amounts to the extent solely due to non-payment by any Obligor of an amount due and payable with respect to a Receivable for credit reasons, and (c) any tax upon or measured by net income on any Indemnified Party. Anything contained in this Section 14.2 to the contrary notwithstanding: (1) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Receivables, and (2) nothing in this Section 14.2 shall require the Servicer to indemnify any Indemnified Party for Receivables which are not collected, not paid or are otherwise uncollected on account of the insolvency, bankruptcy, lack of creditworthiness or financial inability to pay of the applicable Obligor.

  MISCELLANEOUS

      No Waiver; Remedies

      . No failure on the part of Lender, Administrator, any Indemnified Party or any Affected Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of Bank, each Credit Bank and each Liquidity Bank is hereby authorized by Borrower at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank, such Credit Bank or such Liquidity Bank to or for the credit or the account of Borrower, now or hereafter existing under this Agreement, to Administrator, any Affected Party, any Indemnified Party, or Lender or their respective successors and assigns.

      Amendments, Etc.

      No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement and any Schedules hereto, or the Lender Note shall in any event be effective unless the same shall be in writing and signed and delivered by (i) Borrower, Servicer, Administrator and Lender (with respect to an amendment), or (ii) Administrator and Lender (with respect to a waiver or consent by them) or Servicer or Borrower (with respect to a waiver or consent by them), as the case may be, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no material amendment of this Agreement (other than an amendment to extend the Scheduled Commitment Termination Date) shall be effective unless the Lender (or Administrator on its behalf) shall have received written confirmation by the Rating Agencies that such amendment shall not cause the rating on the then outstanding Commercial Paper Notes to be downgraded or withdrawn. Administrator shall provide each Rating Agency with a copy of each amendment to or consent or waiver under this Agreement promptly following the effective date thereof.

      Notices, Etc.

      All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth opposite its name on Schedule 15.3 hereto or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2 shall not be effective until received.

      Costs, Expenses and Taxes.

      In addition to its obligations under Section 14.1, Borrower agrees to pay on demand:

      (a) all costs and expenses incurred by Administrator, Lender, each Liquidity Bank, each Credit Bank and Servicer in connection with (i) the preparation, execution, delivery, administration and enforcement of, or any breach of, this Agreement, the Lender Note, the other Transaction Documents, the Liquidity Agreement and, to the extent directly related to this Agreement, the Program Documents (including any amendments or modifications of or supplements to the Program Documents directly related to this Agreement), including, without limitation, the reasonable fees and expenses of counsel to any of such Persons incurred in connection therewith, (ii) the perfection of Administrator's security interest in the Collateral, (iii) the maintenance of the Collection Account and the LockBox Accounts, (iv) the audit of the books, records and procedures of Originator, Servicer and Borrower by Administrator's auditors (which may be employees of Administrator), and (v) Rating Agency fees related to the transactions contemplated by this Agreement; and

      (b) all stamp and other transactional or filing taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Lender Note, the other Transaction Documents, or (to the extent directly related to this Agreement) the Program Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

      Binding Effect; Survival

      . This Agreement shall be binding upon and inure to the benefit of Borrower, Bank, Lender, Administrator, and their respective successors and assigns, and the provisions of Article VI and Article XIV shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XIII. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Commitment Termination Date, when all Obligations have been finally and fully paid and performed. The rights and remedies with respect to any breach of any representation and warranty made by Borrower or Servicer pursuant to Article VIII and the indemnification and payment provisions of Article XIV and Article VI, Sections 15.4, 15.11 and 15.12 shall be continuing and shall survive any termination of this Agreement and any termination of Oxford's rights to act as Servicer hereunder or under any other Transaction Document.

      Captions and Cross References

      . The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

      Severability

      . Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

      Governing Law

      . THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION GOVERN THE PERFECTION, OR THE EFFECT OF PERFECTION OR NONPERFECTION, OF THE SECURITY INTERESTS OF THE ADMINISTRATOR, FOR THE BENEFIT OF THE SECURED PARTIES.

      Counterparts

      . This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

      Submission to Jurisdiction; Waiver of Trial by Jury.

      (a) Each of Borrower and Servicer hereby submits to the nonexclusive jurisdiction of any United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. Each of Borrower and Servicer hereby irrevocably waives, to the fullest extent possible, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 15.10 shall affect the right of Administrator or Lender to bring any action or proceeding against Borrower or Servicer or their respective properties in the courts of other jurisdictions.

      (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

      No Recourse Against Lender

      . The obligations of the Lender under this Agreement are solely the corporate obligations of Lender. No recourse shall be had for any obligation, covenant or agreement (including, without limitation, the payment of any amount owing in respect to this Agreement or the payment of any Fee hereunder or for any other obligation or claim) arising out of or based upon this Agreement or any other agreement, instrument or Transaction Document entered into pursuant hereto or in connection herewith against any stockholder, employee, officer, director, manager, administrator, partner or incorporator of Lender, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

      No Proceedings

      . Each of the parties hereto hereby agree that it will not institute against Lender, or join any other Person in instituting against Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by Lender shall be outstanding and there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall be outstanding. The provisions of this Section 15.12 shall survive the termination hereof.

      Confidentiality.

      (a) Unless otherwise consented to by Administrator or required by any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings, each of Borrower and Servicer hereby agrees that it shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to Administrator and Lender and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each of Borrower, Servicer and their respective officers and employees may disclose such information to their external accountants, attorneys and other advisors and as required by any applicable law, rule, direction, request or order of any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law). The restrictions in this Section 15.13(a) shall not apply to any information which is or becomes generally available to the public other than as a result of disclosure by Borrower, Servicer or one of their respective Affiliates.

      (b) Each of Borrower and Servicer hereby consents to the disclosure of any nonpublic information with respect to it (i) to Administrator, the Liquidity Banks or Lender by each other, (ii) as required by or pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law), (iii) to any prospective or actual assignee or participant of any of the Persons described in clause (i), and (iv) to any Rating Agency, Commercial Paper Note dealer, Credit Bank or Support Provider to Lender or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Administrator acts as the administrative agent or administrator and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each Person described in the foregoing clauses (iii) and (iv) is informed of the confidential nature of such information.

      Entire Agreement

. This Agreement and the other Transaction Documents executed and delivered herewith represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

[signature pages begin on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Oxford Receivables Company, as Borrower

By: ____________________________________________
Name:
Title:

OXFORD INDUSTRIES, INC., as initial Servicer

By: ____________________________________________
Name:
Title:

THREE PILLARS FUNDING CORPORATION, as Lender

By: ______________________________________________
Name:
Title:

SUNTRUST EQUITABLE SECURITIES CORPORATION, as Administrator

By: ______________________________________________
Name:
Title:

Exhibit A

BORROWING REQUEST

[Date]

To: Three Pillars Funding Corporation ("Lender")

From: Oxford Receivables Company ("Borrower")

Re: Loan Agreement dated as of May 3, 2001, among Borrower, Lender and SunTrust Equitable Securities Corporation, as Administrator (the "Agreement")

A	(i) Pursuant to Section 2.2 of the Agreement, the undersigned hereby requests a Loan from Lender in an amount equal to the following (at least $1,000,000 or a larger integral multiple of $500,000):	$_________________
	(ii) The date such Loan is requested is:	__________________
	(iii) The aggregate principal amount of Loans outstanding under the Agreement, after giving effect to the requested Loan under (i) above, will equal:	$_________________
	(iv) The amount in (iii) above does not exceed the Facility Limit which equals:	$90,000,000

B. As of the date hereof and the date of making of such Loan, each of the representations and warranties contained in Article VIII of the Agreement shall be true and correct on and as of the date hereof and, if applicable, the date of such Loan, and no Significant Event or Unmatured Significant Event has occurred and is continuing or shall exist after giving effect to the Loan requested hereby.

Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

The undersigned certifies to the accuracy of the foregoing.

Oxford Receivables Company
Date:	By:
Title:

Exhibit B

LENDER NOTE

$90,000,000.00 May 3, 2001

FOR VALUE RECEIVED, Oxford Receivables Company, a Delaware corporation (the "Borrower"), promises to pay to the order of THREE PILLARS FUNDING CORPORATION, a Delaware corporation (the "Lender") on or before the Scheduled Commitment Termination Date, the principal sum of Ninety Million and no/100 Dollars ($90,000,000.00) or, if less, the aggregate unpaid principal amount of all Loans shown on the schedule attached hereto (and/or any continuation thereof and/or in the records of the Lender) made by the Lender pursuant to that certain Loan Agreement, dated as of May 3, 2001 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Loan Agreement"), among Borrower, Oxford Industries, Inc., as servicer, the Lender and SunTrust Equitable Securities Corporation, as Administrator (the "Administrator").

Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Loan Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds to the account designated by Administrator pursuant to the Loan Agreement.

This promissory note is the "Lender Note" referred to in, and evidences indebtedness incurred under, the Loan Agreement, and the holder hereof is entitled to the benefits of the Loan Agreement, to which reference is made for a description of the security for this Lender Note and for a statement of the terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced hereby and on which such indebtedness may be declared to be immediately due and payable. Unless otherwise defined, capitalized terms used herein have the meanings provided in the Loan Agreement.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS LENDER NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

Oxford Receivables Company

By

Name:

Title:

Schedule attached to Lender Note dated May 3, 2001 of Oxford Receivables Company payable to the order of Three Pillars Funding Corporation
Date of Loan	Amount of Loan	Amount of Repayment

Exhibit C

Form of Monthly Report
OXFORD RECEIVABLES COMPANY $90,000,000 SECURITIZATION FACILITY MONTHLY REPORT

Calculation Period:					From:
To:
Number of days in the Calculation Period:
Report Date:
Facility Amount:
Revolving Period or Amortization Period?
Has a Significant Event Occurred?
Total Number of Active Accounts:

Pursuant to Section 9.1.5.b.ii of the Loan Agreement, dated as of March 28, 2001 as amended from time to time, (the "Loan Agreement"), among Oxford Receivables Company, as Borrower, Oxford Industries, Inc. as Initial Servicer, Three Pillars Funding Corporation, as Lender and SunTrust Equitable Securities Corporation, as Administrator, the Servicer is required, on or before the third Business Day preceding each Distribution Date, to prepare and deliver to Administrator and Lender a Monthly Report as of the last day of the month then most recently ended. The undersigned, a duly authorized representative of the Servicer, does hereby certify:

I.

Capitalized terms used in this Monthly Report have their respective meanings set forth in the Loan Agreement. References herein to certain sections and subsections are references to their respective sections and subsections of the Loan Agreement.

II.	This Report is being delivered pursuant to Section 9.1.5.b.ii of the Loan Agreement.
III.	Oxford is the Servicer under the Loan Agreement. The undersigned is an authorized officer of the Servicer.
IV.	The date of this Report is on or before the third Business Day preceding the next Distribution Date.
V.	No Amortization Event, Event of Default, or Unmatured Significant Event has occurred under the Loan Agreement.
VI.	As of the date hereof, to the best knowledge of the undersigned, the Servicer has performed in all material respects all of its obligations under the Loan Agreement.

Accounts Receivable Information
1	Beginning Unpaid Balance of all Receivables:
2	Credit Sales for the current Calculation Period:
3	Collections received during the current Calculation Period:
4	Receivables Charged-Off during the current Calculation Period:
5	Dilutions for the current Calculation Period:
6	Net credits for the current Calculation Period:
7	Ending Unpaid Balance of all Receivables:

Aging Report (Unpaid Balances as of the Month End Date)
8	Current:
9	Receivables 1-30 days past due
10	Receivables 31-60 days past due
11	Receivables 61-90 days past due
12	Receivables 91-120 days past due
13	Receivables 121+ days past due
14	Total Receivables:
15	Delinquent Receivables: (Line 11)
16	Receivables from customers in bankruptcy included in Lines 8 - 10:
17	Receivables from customers in bankruptcy included in Lines 11:
18	Defaulted Receivables: (Line 4 + Line 12 + Line 13 + Line 16 + Line 17)

Eligible Receivables Information
19	Unpaid Balance of all Receivables as of the Month End Date: (Line 7)

20	Unpaid Balance of Receivables over 60 days past due: (sum (Line 11 - Line 13)
21	Unpaid Balance of Receivables for non-Delinquent customers in Bankruptcy: (Line 16)
22	Unpaid Balance of remaining Receivables with Affiliated or Governmental Obligors:
23	Unpaid Balance of remaining non-U.S. Dollar denominated Receivables:
24	Unpaid Balance of Foreign Receivables other than Canadian and English Receivables:
25	Unpaid Balance of Receivables of all Obligors for which more than 25% of the aggregate balance of all Receivables for such Obligor are Defaulted Receivables:
26	Unpaid Balance of remaining Receivables failing to satisfy clauses (a), (b), (d), (e),
(j), (k), (l), (m), (n), (o), (p), (q), (r) and (t) of Loan Agreement:

27	Aggregate Unpaid Balance: (Line 19 - Sum(Lines 20 - 26))

Concentration Limits (List all obligors in excess of 3% along with their allowable %)

	Credit Rating	Concentration Limit
	A-1+/P-1 (AA+/Aa1 to AAA/Aaa)	15.0%
	A-1/P-1 (AA-/Aa3 to AA/Aa2)	14.0%
	A-2/P-2 (A-/A3 to A+/A1)	12.0%
	A-3/P-3 (BBB-/Baa3 to BBB+/Baa1)	6.0%
	NIG/NR	3.0%
	Lands End	6.0%
	Canadian and English A/R Allowance	5.0%
	Net 31 - 60 Terms Allowance	45.0%
	Net 61 - 81 Terms Allowance	5.0%

		Credit	Concentration	Eligible Rec
	Obligor Name	Rating	Limit	Balance	Excess Amount
a.	Wal-Mart	A-1+/P-1	15.0%
b.	Target Corp.	A-1/P-1	14.0%
c.	J C Penney	BBB-/Ba2	3.0%
d.	Lands End	NR	6.0%
e.	May Company	A-1/P-1	14.0%
f.	K-Mart	NR/P-3	3.0%
g.	Blair	NR	3.0%
h.	Dillards	A-3/NR	3.0%
i.	Federated	A-2/P-2	12.0%
j.	Allowable Canadian and English	N/A	5.0%
k.	Receivables with Terms Net 31-60	N/A	45.0%
m.	Receivables with Terms Net 61-81	N/A	5.0%
28	Total Excess Concentration Amount:

	Days Sales Outstanding Ratio				(b) Ending Rec
				(a) Credit Sales	Balance
29	Figures for the current Calculation Period:
30	Figures for the previous Calculation Period:
31	Figures for the Calculation Period 2 periods ago:
32	Figures for the Calculation Period 3 periods ago:
33	Figures for the Calculation Period 4 periods ago:
34	Figures for the Calculation Period 5 periods ago:
35	Figures for the Calculation Period 6 periods ago:
36	Figures for the Calculation Period 7 periods ago:
37	Figures for the Calculation Period 8 periods ago:
38	Figures for the Calculation Period 9 periods ago:
39	Figures for the Calculation Period 10 periods ago:
40	Figures for the Calculation Period 11 periods ago:

41	Aggregate Credit Sales during the last 12 Calculation Periods:
42	Current 12-month average aggregate Upaid Balance of all Receivables:
43	Accounts Receivable Turnover Ratio: (Line 41 / Line 42)
44	Current Days Sales Outstanding Ratio: (360 / Line 43)
45	DSO Ratio for the previous Calculation Period:
46	DSO Ratio for the Calculation Period 2 periods ago:
47	DSO Ratio for the Calculation Period 3 periods ago:
48	DSO Ratio for the Calculation Period 4 periods ago:
49	DSO Ratio for the Calculation Period 5 periods ago:
50	DSO Ratio for the Calculation Period 6 periods ago:
51	DSO Ratio for the Calculation Period 7 periods ago:
52	DSO Ratio for the Calculation Period 8 periods ago:
53	DSO Ratio for the Calculation Period 9 periods ago:
54	DSO Ratio for the Calculation Period 10 periods ago:
55	DSO Ratio for the Calculation Period 11 periods ago:

Loss Reserve
56	Receivables 91 - 120 DPD during the current Calculation Period: (Line 12)
57	Charge-Offs for the current Calculation Period: (Line 4)
58	Receivables whose obligors entered bankruptcy during the current Calculation Period, to the extent not included in Line 56 or Line 57:
59	Credit Sales for the Calculation Period 4 periods ago: (Line 33a)
60	Default Ratio for the current Calculation Period: ((Line 56 + Line 57 + Line 58) / Line 59)

(b) 3-Month Average
				(a) Default Ratio	Default Ratio
61	Ratios for the current Calculation Period:
62	Ratios for the previous Calculation Period:
63	Ratios for the Calculation Period 2 Periods ago:
64	Ratios for the Calculation Period 3 Periods ago:
65	Ratios for the Calculation Period 4 Periods ago:
66	Ratios for the Calculation Period 5 Periods ago:
67	Ratios for the Calculation Period 6 Periods ago:
68	Ratios for the Calculation Period 7 Periods ago:
69	Ratios for the Calculation Period 8 Periods ago:
70	Ratios for the Calculation Period 9 Periods ago:
71	Ratios for the Calculation Period 10 Periods ago:
72	Ratios for the Calculation Period 11 Periods ago:
73	Ratios for the Calculation Period 12 Periods ago:
74	Ratios for the Calculation Period 13 Periods ago:

75	Highest 3-month.average Default Ratio over the last 12 months: (Max (Lines 61b - 72b))
76	Stress Factor:
77	Credit Sales for the last 3.77 Calculation Periods: (Line 29a + Line 30a + Line 31a + (77% * Line 32a))
78	Aggregate Unpaid Balance less Excess Concentrations: (Line 27 - Line 28)
79	Loss Horizon Ratio: (Line 77 / Line 78)
80	Loss Reserve: (Line 75 * Line 76 * Line 79)

Dilution Reserve
81	a. Gross Dilutions for the current Calculation Period: (Line 5)
b. Customer Accomodation accrual for the current Calculation Period:
c. Net Dilutions for the current Calculation Period: (Line 81a - Line 81b)
82	Credit Sales for the previous Calculation Period: (Line 30a)
83	Dilution Ratio for the current Calculation Period: (Line 81c / Line 82)
84	Dilution Ratio for the previous Calculation Period:
85	Dilution Ratio for the Calculation Period 2 Periods ago:
86	Dilution Ratio for the Calculation Period 3 Periods ago:
87	Dilution Ratio for the Calculation Period 4 Periods ago:
88	Dilution Ratio for the Calculation Period 5 Periods ago:
89	Dilution Ratio for the Calculation Period 6 Periods ago:
90	Dilution Ratio for the Calculation Period 7 Periods ago:
91	Dilution Ratio for the Calculation Period 8 Periods ago:
92	Dilution Ratio for the Calculation Period 9 Periods ago:
93	Dilution Ratio for the Calculation Period 10 Periods ago:
94	Dilution Ratio for the Calculation Period 11 Periods ago:

95	Current 12-month average Dilution Ratio: (Average Lines 83 - 94)
96	Stress Factor:
97	Dilution Spike Rate: (Max Lines 83 - 94)
98	Credit Sales for the current Calculation Period: (Line 29a)
99	Credit Sales for the previous Calculation Period: (Line 30a)
100	Aggregate Unpaid Balance less Excess Concentrations: (Line 27 - Line 28)
101	Dilution Horizon Ratio: (Line 98 + (0.5* Line 99)) / Line 100
102	Dilution Reserve:
((Line 95 * Line 96) + ((Line 97 - Line 95) * (Line 97 / Line 95))) * Line 101)

Yield Reserve
103	Suntrust Prime Rate:
104	Highest DSO Ratio during the last 12 Calculation Periods: (Max Lines 44 to 55)
105	Stress Factor:
106	Yield Reserve: (Line 103 * Line 104 * Line 105 * 1/360)

Servicing Reserve
107	Highest DSO Ratio during the last 12 Calculation Periods: (Max Lines 44 to 55)
108	Stress Factor:
109	Backup Servicer Fee:
110	Servicing Reserve: (Line 107 * Line 108 * Line 109 * 1/360 )

Advance Rate
111	Reserve Floor:
112	Calculated Reserve: (Line 80 + Line 102 + Line 106 + Line 110)
113	Reserve Percentage: (Max Lines 111 to 112)
114	Advance Rate: (100% - Line 113)

AMORTIZATION EVENTS

Borrowing Base Deficit Test
115	Aggregate Unpaid Balance: (Line 27)
116	Excess Concentration Amount: (Line 28)
117	Advance Rate: (Line 114)
118	Borrowing Base: ((Line 115 - Line 116) * Line 117)
119	Collections currently on deposit in the Collection Account:
120	Maximum Borrowing Amount: (Line 118 + Line 119)
121	Commercial Paper Outstanding:
122	Difference:
123	Compliance: (Yes if zero or positive)

Default Ratio Test
124	Current 3-month average Default Ratio: (Line 61b)
125	Three-month average Default Ratio Trigger:
126	Compliance: (Yes if Line 124 < Line 125)

Delinquency Ratio Test
127	Delinquent Receivables for the current Calculation Period: (Line 15)
128	Aggregate Unpaid Balance less Excess Concentrations: (Line 27 - Line 28)
129	Delinquency Ratio for the current Calculation Period: (Line 127 / Line 128)
130	Delinquency Ratio for the previous Calculation Period:
131	Delinquency Ratio for the Calculation Period 2 periods ago:
132	Current 3-month average Delinquency Ratio: (Average (Lines 129 - 131))
133	Three-month average Delinquency Ratio Trigger:
134	Compliance: (Yes if Line 132 < Line 133)

Dilution Ratio Test
135	Dilution Ratio for the current Calculation Period: (Line 83)
136	Dilution Ratio for the previous Calculation Period: (Line 84)
137	Dilution Ratio for the Calculation Period 2 periods ago: (Line 85)
138	Current 3-month average Dilution Ratio: (Average (Lines 135 - 137))
139	Three-month average Dilution Ratio Trigger:
140	Compliance: (Yes if Line 138 < 139)

Accounts Receivable Turnover Ratio Test
141	Accounts Receivable Turnover Ratio for the current Calculation Period: (Line 43)
142	Accounts Receivable Turnover Ratio Trigger:
143	Compliance: (Yes if Line 141 >= Line 142)

IN WITNESS WHEREOF, the undersigned has duly executed this Monthly Report on _______, 20__.

Oxford Industries

By: ___________________________
J. Reese Lanier, Jr.

Exhibit D

[FORM OF] BORROWING BASE CERTIFICATE
OXFORD RECEIVABLES COMPANY $90,000,000 SECURITIZATION FACILITY BORROWING BASE CERTIFICATE
				Report Date:	______________

Pursuant to Section 9.1.5.b.i of the Loan Agreement, dated as of May 3, 2001 as amended from time to time, (the "Loan Agreement"), among Oxford Receivables Company, as Borrower, Oxford Industries, Inc. as Initial Servicer, Three Pillars Funding Corporation, as Lender and SunTrust Equitable Securities Corporation, as Administrator, the Servicer is required, on or before Monday of each week, to prepare and deliver to Administrator and Lender a Borrowing Base Certificate as of the last Business Day of the week then most recently ended. The undersigned, a duly authorized representative of the Servicer, does hereby certify:

I.

Capitalized terms used in this Borrowing Base Certificate have their respective meanings set forth in the Loan Agreement. References herein to certain sections and subsections are references to their respective sections and subsections of the Loan Agreement.

II.	This Report is being delivered pursuant to Section 9.1.5.b.i of the Loan Agreement.
III.	Oxford is the Servicer under the Loan Agreement. The undersigned is an authorized officer of the Servicer.
IV.	No Amortization Event, Event of Default, or Unmatured Significant Event has occurred under the Loan Agreement.
V.	As of the date hereof, to the best knowledge of the undersigned, the Servicer has performed in all material respects all of its obligations under the Loan Agreement.

	Aging Report (Unpaid Balances as of the end of the last Business Day of the previous week.)
1	Current:
2	Receivables 1-30 days past due
3	Receivables 31-60 days past due
4	Receivables 61-90 days past due
5	Receivables 91-120 days past due
6	Receivables 121+ days past due
7	Total Receivables:				$ -
8	Receivables from customers in bankruptcy included in Lines 1 - 3:				$ -

	Eligible Receivables Information
9	Unpaid Balance of all Receivables as of the end of most recent weekly period: (Line 7)				$ -

10	Unpaid Balance of Receivables over 60 days past due: (sum (Line 4 - Line 6)				$ -
11	Unpaid Balance of Receivables for non-Delinquent customers in Bankruptcy: (Line 8)				$ -
12	Unpaid Balance of remaining Receivables with Affiliated or Governmental Obligors:				$ -
13	Unpaid Balance of remaining non-U.S. Dollar denominated Receivables:				$ -
14	Unpaid Balance of Foreign Receivables other than Canadian and English Receivables:				$ -
15	Unpaid Balance of Receivables of all Obligors for which more than 25% of the aggregate
	balance of all Receivables for such Obligor are Defaulted Receivables:				$ -
16	Unpaid Balance of remaining Receivables failing to satisfy clauses (a), (b), (d), (e),
	(j), (k), (l), (m), (n), (o), (p), (q), (r) and (t) of Loan Agreement:				$ -

17	Aggregate Unpaid Balance: (Line 9 - Sum(Lines 10 - 16))				$ -

	Concentration Limits (List all obligors in excess of 3% along with their allowable %)

	Credit Rating	Concentration Limit
	A-1+/P-1 (AA+/Aa1 to AAA/Aaa)	15.0%
	A-1/P-1 (AA-/Aa3 to AA/Aa2)	14.0%
	A-2/P-2 (A-/A3 to A+/A1)	12.0%
	A-3/P-3 (BBB-/Baa3 to BBB+/Baa1)	6.0%
	NIG/NR	3.0%
	Lands End	6.0%
	Canadian and English A/R Allowance	5.0%
	Net 31 - 60 Terms Allowance	45.0%
	Net 61 - 81 Terms Allowance	5.0%

		Credit	Concentration	Eligible Rec
	Obligor Name	Rating	Limit	Balance	Excess Amount
a.	Wal-Mart	A-1+/P-1	15.0%	$ -	$ -
b.	Target Corp.	A-1/P-1	14.0%	$ -	$ -
c.	J C Penney	BBB-/Ba2	3.0%	$ -	$ -
d.	Lands End	NR	6.0%	$ -	$ -
e.	May Company	A-1/P-1	14.0%	$ -	$ -
f.	K-Mart	NR/P-3	3.0%	$ -	$ -
g.	Blair	NR	3.0%	$ -	$ -
h.	Dillards	A-3/NR	3.0%	$ -	$ -
i.	Federated	A-2/P-2	12.0%	$ -	$ -
j.	Allowable Canadian and English	N/A	3.0%	$ -	$ -
k.	Receivables with Terms Net 31-60	N/A	45.0%	$ -	$ -
m.	Receivables with Terms Net 61-81	N/A	5.0%	$ -	$ -
18	Total Excess Concentration Amount:				$ -

	Borrowing Base Deficit Test
19	Aggregate Unpaid Balance: (Line 17)				$ -
20	Excess Concentration Amount: (Line 18)				$ -
21	Advance Rate as of the most recent Calculation Date:				%
22	Borrowing Base: ((Line 19 - Line 20) * Line 21)				$ -
23	Collections currently on deposit in the Collection Account:				$ -
24	Maximum Borrowing Amount: (Line 118 + Line 119)				$ -
25	Commercial Paper Outstanding:				$ -
26	Difference:				$ -
27	Compliance: (Yes if zero or positive)
28	If NO, the Amount of the Borrowing Base Deficit				$ -
29	Additional cash to be deposited in the Collection Account within three (3) Business Days:				$ -
30	Will the Borrowing Base Deficit be cured within three (3) Business Days? (Yes if Line 28 > Line 28)

		IN WITNESS WHEREOF, the undersigned has duly executed this Borrowing Base Certificate.

		Oxford Industries

		By: ___________________________		Date:
		J. Reese Lanier, Jr.

Exhibit E

[FORM OF] COLLECTION ACCOUNT AGREEMENT

May 3, 2001

SunTrust Bank

303 Peachtree Street

MC 1904

Atlanta, Georgia 30308

Attention: David Penter

Re: Collection Account Agreement (this "Agreement") for Collection
Account No. 8800599501

Ladies and Gentlemen:

Oxford Industries, Inc., a Georgia corporation ("Oxford"), hereby notifies you that it has transferred to Oxford Receivables Company, a Delaware corporation ("Borrower"), all of Oxford's right, title and interest in and to collection account no. 8800599501 maintained with you (the "Collection Account"). Borrower hereby notifies you that in connection with certain transactions involving the accounts receivables of Borrower, Borrower hereby transfers exclusive dominion and control of the Collection Account to SunTrust Equitable Securities Corporation in its capacity as administrator for and on behalf of Three Pillars Funding Corporation ("Administrator"). You hereby acknowledge, however, that Oxford has agreed to act as initial servicer of Borrower's accounts receivable (Oxford, or any successor servicer, the "Servicer"), and agree that except in its capacity as Servicer, Oxford shall not have any ownership of, or rights in, the Collection Account or any funds therein.

In connection with the foregoing, Borrower, Oxford and Administrator hereby jointly instruct you, beginning on the date hereof until you are otherwise notified by Administrator in writing: (i) to name the Collection Account the "Oxford Receivables Company Collection Account"; (ii) to follow your usual operating procedures for the handling of any checks, except as modified by this Agreement; (iii) to follow your usual procedures in the event the Collection Account or any check should be or become the subject of any writ, levy, order or other similar judicial or regulatory order or process, except as modified by this Agreement; and (iv) to transfer available funds in the Collection Account in accordance with the instructions of the Servicer or, if Administrator has exercised its rights with respect to the Collection Account as described below, pursuant to instructions given to you by Administrator from time to time.

You are hereby further instructed to permit the Servicer and Administrator to obtain upon request any information relating to the Collection Account, including, without limitation, any information regarding the balance or activity of the Collection Account.

Borrower and Oxford also hereby jointly notify you that beginning on the date hereof, notwithstanding anything herein or elsewhere to the contrary, Administrator, or any party designated in writing by Administrator, shall be irrevocably entitled to exercise any and all rights in respect of or in connection with the Collection Account, including, without limitation, the right to specify when payments are to be made out of or in connection with the Collection Account. The funds deposited into the Collection Account will not be subject to deduction, set-off, banker's lien, or any other right in favor of any person other than Administrator (except that you may set off the face amount of any checks returned unpaid because of uncollected or insufficient funds).

By executing this Agreement, you (a) irrevocably waive and agree not to assert, claim or endeavor to exercise, (b) irrevocably bar and estop yourself from asserting, claiming or exercising and (c) acknowledge that you have not heretofore received a notice, writ, order or any form of legal process from any other party asserting, claiming or exercising, any right of set-off, banker's lien, security interest or other purported form of claim with respect to the Collection Account or any funds from time to time therein (except for security interests which have been terminated on or prior to the date hereof). Except for your right to payment of your service charges and fees from Borrower and to make deductions for returned items, you shall have no rights in the Collection Account or funds therein. To the extent you may ever have such rights, you hereby expressly subordinate all such rights to all rights of Administrator.

To the extent that funds in the Collection Account are insufficient, each of Borrower and Oxford, jointly and severally, shall indemnify you for such returned checks and for any fees or charges associated with the Collection Account or this Agreement.

Each of Borrower and Oxford, jointly and severally, hereby authorizes you, without prior notice, from time to time to debit any other account that Borrower or Oxford may have with you for the amount or amounts due you under the preceding paragraph.

In addition, as collateral security for Borrower's obligations to Administrator and certain other persons in connection with the transactions referenced in the first paragraph of this Agreement, Borrower hereby grants to Administrator a present and continuing security interest in (a) the Collection Account, (b) all contract rights and privileges in respect of the Collection Account, and (c) all cash, checks, money orders and other items of value of Borrower now or hereafter paid, deposited, credited, held (whether for collection, provisionally or otherwise) or otherwise, in the possession or under the control of, or in transit to you or any agent, bailee or custodian thereof in respect of the Collection Account, and all proceeds of the foregoing (collectively, "Receipts"), and you acknowledge that this Agreement constitutes notice, in accordance with Section9-305 (or any successor section thereto) of the Uniform Commercial Code of all applicable jurisdictions of Administrator's security interest in such collateral. Administrator hereby appoints you as Administrator's bailee for the Collection Account and all Receipts for the purpose of perfecting Administrator's security interest in such collateral, and you hereby accept such appointment and agree to be bound by the terms of this Agreement. Borrower hereby agrees to such appointment and further agrees that you, on behalf of Administrator, shall be entitled to exercise, as directed in accordance with the terms of this Agreement, any and all rights which Administrator may have in connection with the transactions referenced in the first paragraph of this Agreement or under applicable law with respect to the Collection Account, all Receipts and all other collateral described in this paragraph.

You may terminate this Agreement upon thirty (30) days' prior written notice to Borrower and Administrator. Administrator may terminate this Agreement upon thirty (30) days' prior written notice to Borrower and you. Borrower may not terminate this Agreement, except with the written consent of Administrator and upon thirty (30) days' prior written notice to you and Administrator. Oxford may not terminate this Agreement. Incoming mail addressed to the Collection Account (including, without limitation, any direct funds transfer to the Collection Account) received after any such termination shall be forwarded in accordance with Administrator' s instructions.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by you, Borrower and Administrator of a written instrument so providing. The terms and conditions of any agreement between Oxford and/or Borrower and you (each, a "Service Agreement") (whether now existing or executed hereafter) with respect to any lock-box arrangements, to the extent not inconsistent with this Agreement, are made part of this Agreement with respect to matters not explicitly covered in this Agreement. In the event that any provision in this Agreement is in conflict with, or inconsistent with, any provision of any such Service Agreement, this Agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this Agreement or to preserve and protect the rights of each party hereunder.

You shall not assign or transfer your rights or obligations hereunder (other than to Administrator) without the prior written consent (which consent shall not be unreasonably withheld) of Administrator and Borrower. Subject to the preceding sentence, this Agreement shall be binding upon each of the parties hereto and their respective successors and assigns, and shall inure to the benefit of, and be enforceable by, Administrator, each of the parties hereto and their respective successors and assigns.

You hereby represent that the person signing this Agreement on your behalf is duly authorized by you to so sign.

You agree to give Administrator and Borrower prompt notice if the Collection Account becomes subject to any writ, judgment, warrant of attachment, execution or similar process.

Any notice, demand or other communication required or permitted to be given hereunder shall be in writing and may be (a) personally served, (b) sent by courier service, (c) telecopied or (d) sent by United States mail and shall be deemed to have been given when (a) delivered in person, (b) delivered by courier service, (c) upon receipt of the facsimile or (d) three business days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party's name below, or, as to each party, at such other address as may be designated by such party in a written notice to the other parties.

You will not be liable to the Servicer, Borrower or Administrator for any expense, claim, loss, damage or cost ("Damages") arising out of or relating to your performance under this Agreement other than those Damages which result directly from your acts or omissions constituting gross negligence or intentional misconduct. In no event will you be liable for any special, indirect, exemplary or consequential Damages, including but not limited to lost profits.

Each of Borrower and Oxford, jointly and severally, shall indemnify you against, and hold you harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorneys' fees and any fees and expenses incurred in enforcing this Agreement) in any way arising out of or relating to disputes or legal actions concerning your provision of any Service Agreement, this Agreement, or the Collection Account. This section does not apply to any cost or damage attributable to your gross negligence or intentional misconduct. Borrower's and Oxford's joint and several obligations under this section shall survive termination of this Agreement.

Each of Borrower and Oxford, jointly and severally, agrees to pay to you, upon receipt of your invoice, all costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by you in connection with the preparation and administration (including any amendments) and enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, or motion regarding entitlement to rights or rights of action, or other action to enforce your rights in a case arising under Title 11, United States Code.

By your signature below, you, solely in your capacity as Collection Account Bank, hereby covenant and agree that, prior to the day that is one year and one day after the payment in full of the Senior Claim (as defined in the Subordinated Note), you will not, solely in your capacity as Collection Account Bank, institute against, or join any other Person in instituting against, Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law. This paragraph shall survive the termination of this Agreement.

Notwithstanding any of the other provisions in this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Borrower, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Borrower, you may act as you deem necessary to comply with all applicable provisions of governing statutes and shall be held harmless from any claim of any of the parties for so doing, provided that you shall not release any funds other than in accordance with (i) this Agreement or (ii) an order of a court of competent jurisdiction.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of the signature pages of this Agreement by telecopier shall be equally effective as delivery of a manually executed counterpart.

Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Loan Agreement, dated as of May 3, 2001, among Borrower, Oxford, Three Pillars Funding Corporation and Administrator.

<Signature pages follow>

Please evidence your agreement to the terms of, and acknowledge receipt of, this Agreement by signing in the space provided below.

Very truly yours,

Oxford Receivables Company	OXFORD INDUSTRIES, INC.
By: Title:	By: Title:
Oxford Receivables Company 222 Piedmont Avenue Atlanta, Georgia 30308 Attn: Thomas C. Chubb, III, Secretary and J. Reese Lanier, Jr., Treasurer Facsimile: (404) 653-1545 Telephone: (404) 659-2424	Oxford Industries, Inc. 222 Piedmont Avenue Atlanta, Georgia 30308 Attn: Thomas C. Chubb, III, Secretary and J. Reese Lanier, Jr., Treasurer Facsimile: (404) 653-1545 Telephone: (404) 659-2424

SUNTRUST EQUITABLE SECURITIES

CORPORATION, as Administrator

By:

Title:

SunTrust Equitable Securities Corporation
24th Floor, MC3950
303 Peachtree Street
Atlanta, Georgia 30308
Attention: Berkley Jolly
Facsimile: (404) 230-1344
Telephone: (404) 588-7607

ACKNOWLEDGED AND AGREED:

SUNTRUST BANK

By:

Title:

Date:

SunTrust Bank

303 Peachtree Street

MC 1904

Atlanta, Georgia 30308

Attention: David Penter

Facsimile: (404) 575-2594

Telephone: (404) 588-8658

Exhibit F

[FORM OF] LOCKBOX ACCOUNT AGREEMENT

May 3, 2001

SunTrust Bank

303 Peachtree Street

MC 1904

Atlanta, Georgia 30308

Attention: David Penter

Re: LockBox Account Agreement (this "Agreement") for LockBox
Account No. 102262

Ladies and Gentlemen:

You currently maintain a lockbox, P.O. Box 102262, Atlanta, GA 30303 (the "LockBox"), for the purpose of collecting payments on accounts receivable originated by Oxford Industries, Inc., a Georgia corporation ("Oxford"). Items received in the LockBox are deposited for collection by you into account no. 102262 maintained with you (the "LockBox Account"). Oxford hereby notifies you that it has sold its accounts receivable and all right, title and interest in and to the LockBox and the LockBox Account to Oxford Receivables Company, a Delaware corporation ("Borrower"). In connection with the financing for its acquisition of Oxford's accounts receivable, Borrower hereby transfers exclusive dominion and control of the LockBox Account to SunTrust Equitable Securities Corporation, in its capacity as administrator for and on behalf of Three Pillars Funding Corporation and its assigns ("Administrator"). Notwithstanding the foregoing, you hereby acknowledge that Oxford has agreed to act as initial servicer of such receivables for Borrower and Administrator (Oxford, or any successor servicer, the "Servicer"), but that, except in its capacity as Servicer, Oxford shall not have any ownership of, or rights in, the LockBox Account or any funds therein.

In connection with the foregoing, Borrower, Oxford and Administrator hereby jointly instruct you, beginning on the date hereof until you are otherwise notified by Administrator in writing: (i) to continue depositing items received in the LockBox into the LockBox Account for collection; (ii) to name the LockBox Account the "Oxford Receivables Company LockBox Account"; (iii) to follow your usual operating procedures for the handling of any checks, except as modified by this Agreement; (iv) to follow your usual procedures in the event the LockBox, the LockBox Account or any check should be or become the subject of any writ, levy, order or other similar judicial or regulatory order or process, except as modified by this Agreement; and (v) to transfer available funds in the LockBox Account in accordance with the instructions of the Servicer or, if Administrator has exercised its rights with respect to the LockBox Account as described below, pursuant to instructions given to you by Administrator from time to time.

You are hereby further instructed to permit the Servicer and Administrator to obtain upon request any information relating to the LockBox and/or the LockBox Account, including, without limitation, any information regarding the balance or activity of the LockBox Account.

Borrower and Oxford also hereby jointly notify you that beginning on the date hereof, notwithstanding anything herein or elsewhere to the contrary, Administrator, or any party designated in writing by Administrator, shall be irrevocably entitled to exercise any and all rights in respect of or in connection with the LockBox and the LockBox Account, including, without limitation, the right to specify when payments are to be made out of or in connection with the LockBox Account. The funds deposited into the LockBox Account will not be subject to deduction, set-off, banker's lien, or any other right in favor of any person other than Administrator (except that you may set off the face amount of any checks returned unpaid because of uncollected or insufficient funds).

By executing this Agreement, you (a) irrevocably waive and agree not to assert, claim or endeavor to exercise, (b) irrevocably bar and estop yourself from asserting, claiming or exercising, and (c) acknowledge that you have not heretofore received a notice, writ, order or any form of legal process from any other party asserting, claiming or exercising, any right of set-off, banker's lien, security interest or other purported form of claim with respect to the LockBox Account or any funds from time to time therein (except for security interests which have been terminated on or prior to the date hereof). Except for your right to payment of your service charges and fees from Borrower and to make deductions for returned items, you shall have no rights in the LockBox Account or funds therein. To the extent you may ever have such rights, you hereby expressly subordinate all such rights to all rights of Administrator.

To the extent that funds in the LockBox Account are insufficient, each of Borrower and Oxford, jointly and severally, shall indemnify you for such returned checks and for any fees or charges associated with the LockBox, the LockBox Account or this Agreement.

Each of Borrower and Oxford, jointly and severally, hereby authorizes you, without prior notice, from time to time to debit any other account that Borrower or Oxford may have with you for the amount or amounts due you under the preceding paragraph.

In addition, as collateral security for Borrower's obligations to Administrator and certain other persons in connection with the transactions referenced in the first paragraph of this Agreement, Borrower hereby grants to Administrator a present and continuing security interest in (a) the LockBox Account, (b) all contract rights and privileges in respect of the LockBox Account, and (c) all cash, checks, money orders and other items of value of Borrower now or hereafter paid, deposited, credited, held (whether for collection, provisionally or otherwise) or otherwise, in the possession or under the control of, or in transit to you or any agent, bailee or custodian thereof in respect of the LockBox Account, and all proceeds of the foregoing (collectively, "Receipts"), and you acknowledge that this Agreement constitutes notice, in accordance with Section9-305 (or any successor section thereto) of the Uniform Commercial Code of all applicable jurisdictions of Administrator's security interest in such collateral. Administrator hereby appoints you as Administrator's bailee for the LockBox Account and all Receipts for the purpose of perfecting Administrator's security interest in such collateral, and you hereby accept such appointment and agree to be bound by the terms of this Agreement. Borrower hereby agrees to such appointment and further agrees that you, on behalf of Administrator, shall be entitled to exercise, as directed in accordance with the terms of this Agreement, any and all rights which Administrator may have in connection with the transactions referenced in the first paragraph of this Agreement or under applicable law with respect to the LockBox Account, all Receipts and all other collateral described in this paragraph.

You may terminate this Agreement upon thirty (30) days' prior written notice to Borrower and Administrator. Administrator may terminate this Agreement upon thirty (30) days' prior written notice to Borrower and you. Borrower may not terminate this Agreement, except with the written consent of Administrator and upon thirty (30) days' prior written notice to you and Administrator. Oxford may not terminate this Agreement. Incoming mail addressed to the LockBox Account (including, without limitation, any direct funds transfer to the LockBox Account) received after any such termination shall be forwarded in accordance with Administrator' s instructions.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by you, Borrower and Administrator of a written instrument so providing. The terms and conditions of any agreement between Oxford and/or Borrower and you (each, a "Service Agreement") (whether now existing or executed hereafter) with respect to any lock-box arrangements, to the extent not inconsistent with this Agreement, are made part of this Agreement with respect to matters not explicitly covered in this Agreement. In the event that any provision in this Agreement is in conflict with, or inconsistent with, any provision of any such Service Agreement, this Agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this Agreement or to preserve and protect the rights of each party hereunder.

You shall not assign or transfer your rights or obligations hereunder (other than to Administrator) without the prior written consent (which consent shall not be unreasonably withheld) of Administrator and Borrower. Subject to the preceding sentence, this Agreement shall be binding upon each of the parties hereto and their respective successors and assigns, and shall inure to the benefit of, and be enforceable by, Administrator, each of the parties hereto and their respective successors and assigns.

You hereby represent that the person signing this Agreement on your behalf is duly authorized by you to so sign.

You agree to give Administrator and Borrower prompt notice if the LockBox Account becomes subject to any writ, judgment, warrant of attachment, execution or similar process.

Any notice, demand or other communication required or permitted to be given hereunder shall be in writing and may be (a) personally served, (b) sent by courier service, (c) telecopied or (d) sent by United States mail and shall be deemed to have been given when (a) delivered in person, (b) delivered by courier service, (c) upon receipt of the facsimile or (d) three business days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party's name below, or, as to each party, at such other address as may be designated by such party in a written notice to the other parties.

You will not be liable to Oxford, the Servicer, Borrower or Administrator for any expense, claim, loss, damage or cost ("Damages") arising out of or relating to your performance under this Agreement other than those Damages which result directly from your acts or omissions constituting gross negligence or intentional misconduct. In no event will you be liable for any special, indirect, exemplary or consequential Damages, including but not limited to lost profits.

Each of Borrower and Oxford, jointly and severally, shall indemnify you against, and hold you harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorneys' fees and any fees and expenses incurred in enforcing this Agreement) in any way arising out of or relating to disputes or legal actions concerning your provision of any services described in any Service Agreement or concerning this Agreement, the LockBox or the LockBox Account. This section does not apply to any cost or damage attributable to your gross negligence or intentional misconduct. Borrower's and Oxford's joint and several obligations under this section shall survive termination of this Agreement.

Each of Borrower and Oxford, jointly and severally, agrees to pay to you, upon receipt of your invoice, all costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by you in connection with the preparation and administration (including any amendments) and enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, or motion regarding entitlement to rights or rights of action, or other action to enforce your rights in a case arising under Title 11, United States Code.

By your signature below, you, solely in your capacity as the depositary maintaining the LockBox Account and the provider of services associated with the LockBox (in such capacity, hereinafter, the "LockBox Account Bank"), hereby covenant and agree that, prior to the day that is one year and one day after the payment in full of the Senior Claim (as defined in the Subordinated Note), you will not, solely in your capacity as LockBox Account Bank, institute against, or join any other Person in instituting against, Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law. This paragraph shall survive the termination of this Agreement.

Notwithstanding any of the other provisions in this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Borrower, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Borrower, you may act as you deem necessary to comply with all applicable provisions of governing statutes and shall be held harmless from any claim of any of the parties for so doing, provided that you shall not release any funds other than in accordance with (i) this Agreement or (ii) an order of a court of competent jurisdiction.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of the signature pages of this Agreement by telecopier shall be equally effective as delivery of a manually executed counterpart.

Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Loan Agreement, dated as of May 3, 2001, among Borrower, Oxford ,Three Pillars Funding Corporation and Administrator.

<Signature pages follow>

Please evidence your agreement to the terms of, and acknowledge receipt of, this Agreement by signing in the space provided below.

Very truly yours,

Oxford Receivables Company	OXFORD INDUSTRIES, INC.
By: Title:	By: Title:
Oxford Receivables Company 222 Piedmont Avenue Atlanta, Georgia 30308 Attn: Thomas C. Chubb, III, Secretary and J. Reese Lanier, Jr., Treasurer Facsimile: (404) 653-1545 Telephone: (404) 659-2424	Oxford Industries, Inc. 222 Piedmont Avenue Atlanta, Georgia 30308 Attn: Thomas C. Chubb, III, Secretary and J. Reese Lanier, Jr., Treasurer Facsimile: (404) 653-1545 Telephone: (404) 659-2424

SUNTRUST EQUITABLE SECURITIES

CORPORATION, as Administrator

By:

Title:

SunTrust Equitable Securities Corporation
24th Floor MC3950
303 Peachtree Street
Atlanta, Georgia 30308
Attention: Berkley Jolly
Facsimile: (404) 230-1344
Telephone: (404) 588-7607

ACKNOWLEDGED AND AGREED:

SUNTRUST BANK

By:

Title:

Date:

SunTrust Bank

303 Peachtree Street

MC 1904

Atlanta, Georgia 30308

Attention: David Penter

Facsimile: (404) 575-2594

Telephone: (404) 588-8658

Schedule 8.12

LOCKBOXES AND LOCKBOX ACCOUNTS

LockBox	LockBox Account

P.O. Box 102262 Atlanta, GA 30303	Account # 102262 at SunTrust Bank in Atlanta, Georgia

Schedule 9.1.5

COLLATERAL REVIEW REQUIREMENTS

I. Initial Report of Independent Accountants

(a) shall be titled the "Initial Report of Independent Accountants on Agreed Upon Procedures";

(b) shall be addressed to Oxford Industries, Inc. as Servicer and to SunTrust Equitable Securities Corporation as Administrator:

J. Reese Lanier, Jr., Treasurer and

Thomas C. Chubb, III, Secretary

Oxford Industries, Inc.

222 Piedmont Avenue

Atlanta, Georgia 30308

Facsimile: (404) 653-1545

Telephone: (404) 659-2424

Berkley Jolly
SunTrust Equitable Securities Corp.
Mail Code 3950
303 Peachtree Street, 24th Floor
Atlanta, GA 30308

Facsimile: (404) 230-1344
Telephone: (404) 588-7607

(c) the review and subsequent report shall be conducted by Arthur Andersen LLP;

(d) the report shall be delivered within thirty (30) days after this transaction's Closing Date; and

(e) randomly select a sample of 100 accounts included in the receivable schedule delivered by Borrower pursuant to the initial funding and perform the following:

(i) agree account information including: receivables balance and repayment terms to the receivable servicing system;

(ii) verify that the Receivable Files and Oxford's computer records have been marked or stamped as required by the Loan Agreement (Section 9.1.9); and

(iii) verify that the Receivable Files have been segregated and stored as required by the Loan Agreement.

II. Reports of Independent Accountants

(a) shall be titled "Report of Independent Accountants on Agreed Upon Procedures";

(b) shall be addressed as detailed in item I above;

(c) the reviews and subsequent reports shall be conducted by Arthur Andersen, LLP;

(d) the reports shall be delivered within thirty (30) days after each annual period following this transaction's Closing Date; and

(e) each report will verify the following:

(i) agree data from three (3) randomly selected Borrowing Base Certificates over the most recent semi-annual period to the system reports and accounting records used in the compilation of those Borrowing Base Certificates;

(ii) verify mathematical accuracy of calculations in the Borrowing Base Certificates in item (i) above and ensure that calculations comply with the requirements specified in the Loan Agreement;

(iii) randomly select a sample of 100 accounts included in the receivable schedules delivered by Borrower pursuant to the subsequent findings during the most recent semi-annual period and perform the following:

(A) agree account information including: receivable balance and repayment terms to the receivable servicing system;

(B) verify that the receivable files and Oxford's computer records have been marked or stamped as required by the Loan Agreement;

(C) verify that the receivable files have been segregated and stored as required by the Loan Agreement;

(D) verify data included in Dilutions;

(iv) confirm that the LockBox Account Agreements remain in place and are in effect;

(v) randomly select a sample of 15 Business Days during the most recent semi-annual period and verify that the Collections are being received by or being directed by the Servicer in the LockBox Accounts on each Business Day such Collected are received; and

(vi) confirm that the Servicer has transferred all Collections to the Collection Account as required by the Loan Agreement.

Schedule 15.3

NOTICE ADDRESSES

Borrower:

Oxford Receivables Company
222 Piedmont Avenue

Atlanta, Georgia 30308

Attention: Thomas C. Chubb, III, Secretary

and

J. Reese Lanier, Jr., Treasurer

Facsimile: (404) 653-1545

Telephone: (404) 659-2424

Servicer:

Oxford Industries, Inc.
222 Piedmont Avenue

Atlanta, Georgia 30308

Attention: Thomas C. Chubb, III, Secretary

and

J. Reese Lanier, Jr., Treasurer

Facsimile: (404) 653-1545

Telephone: (404) 659-2424

Lender:

Three Pillars Funding Corporation
c/o AMACAR Group, L.L.C.
6525 Morrison Boulevard
Suite 318
Charlotte, North Carolina 28211
Attention: Susan Burdick-Brennan
Facsimile: (704) 365-1362
Telephone: (704) 365-0569

Administrator:

SunTrust Equitable Securities Corporation
24th Floor, MC3950
303 Peachtree Street
Atlanta, Georgia 30308
Attention: Berkley Jolly
Facsimile: (404) 230-1344
Telephone: (404) 588-7607